Exhibit 3.1

Amended and Restated Articles of Association

of

Cellebrite DI Ltd.

A Private Limited Liability Company

1. Definitions; Interpretation

1.1. The following capitalized terms used in these Articles of Association shall have the respective meanings ascribed to them below:

“Affiliate”

With respect to any Person, any Person that, directly or indirectly, either alone or through or together with any other Affiliate(s), controls, is controlled by, or is under common control with, such Person.

“Articles”	The Articles of Association of the Company, as set forth herein, as may be amended from time to time.
“as-converted basis”

The number of Ordinary Shares issued and outstanding as of the time of the applicable calculation, treating for this purpose as outstanding, the maximum number of Ordinary Shares that would have been issued if all then issued and outstanding Preferred Shares had been converted into Ordinary Shares in accordance with the terms of these Articles (assuming the satisfaction of any conditions to convertibility).

“bonus shares”	As defined in the Companies Law.
“Board”	The Board of Directors of the Company.
“Business Day”	Any day on which banking institutions in Israel are generally open to the public for conducting business and are not required by law to close.
“CEO”	Each of the Global Co - Chief Executive Officers of the Company.
“Companies Law”	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time.
“Company”	Cellebrite DI Ltd.
“control”

With respect to any entity, the direct or indirect ownership of (i) more than 50% of the voting rights or the issued and outstanding share capital of such entity, or (ii) the right to appoint a majority of the board of directors or of an equivalent governing body of such entity, whether by agreement or otherwise.

“Director” or “director”	A member of the Board.
“Distribution”	As defined in the Companies Law, except for any bonus shares or other share dividend distributed pro-rata on an as-converted basis.
“Dividend”	As defined in the Companies Law.
“Dividend Policy”	As defined in the Series A SPA.

“Economic Competition Law”	The Israeli Economic Competition Law, 5758-1988, as amended from time to time, and any regulations promulgated thereunder.
“General Meeting”	An annual or special meeting of the Shareholders in accordance with the Companies Law.
“IGP”	IGP SAFERWORLD, LIMITED PARTNERSHIP and any of its Permitted Transferees. As long as IGP holds any securities in the Company, this definition shall not be amended without the written consent of IGP.
“Investor”	Each of SUN and IGP.
“IPO”

The closing of the first sale of Ordinary Shares to the public, pursuant to an effective registration statement under the United States Securities Act 1933, as amended, or the securities law of any other jurisdiction.

“Management”	Mr. Yossi Carmil and Mr. Ron Serber, each for so long as he serves as a Global Co-CEO of the Company (and each a “member of Management”);
“New Securities”

All Ordinary Shares, Options, Preferred Shares, Convertible Securities, or any kind of the securities of the Company, whether now or hereafter authorized, issued, or deemed to have been issued by the Company, other than the following:

(a) Exempted Securities (as defined in Article 9.6.4(d) below);

(b) Ordinary Shares, Options or Convertible Securities issued or deemed issued in connection with a bona fide acquisition by the Company of a business, activity or a company, whether by merger, purchase of assets, purchase of shares or otherwise, and Ordinary Shares actually issued upon the exercise, exchange or conversion of such Options or Convertible Securities;

(c) Ordinary Shares issued upon the exercise of Options or Convertible Securities which were granted or issued in compliance with Article 15.5.

“NIS”	New Israeli Shekels.
“Office Holder”	As defined in the Companies Law.
“Ordinary Majority”

With respect to any General Meeting – a majority of the voting power represented by the issued and outstanding shares of the Company (on an as-converted basis) then held by the Shareholders who are entitled to vote and who voted (excluding abstentions) at such General Meeting in person or by means of a proxy.

“Ordinary Shares”	Ordinary Shares of the Company, par value of NIS 0.00001 each.
“Original Issue Price”

US$2.6532 per each Preferred A Share, subject to appropriate adjustment upon the occurrence of any Recapitalization Event with respect to such series of Preferred Shares, and as may be adjusted in accordance with the Series A SPA.

“Permitted Transferee”

Any of the following:

(A) With respect to any Transferor who is a natural Person: (i) such Transferor’s spouse, parents or children, provided that any Transfer by a holder of Shares shall be effected only if such Transferee executes, upon such Transfer and as a condition thereto, an irrevocable proxy and power-of-attorney in a form approved by the Board with respect to the transferred securities granting the Company full and irrevocable authority to vote and take all other action with respect to all the securities so Transferred until the IPO; and (ii) in case of death of such Transferor, his heir(s) by operation of law or in accordance with its will; provided, however, that any Shares of Transferor that were received in Transferor’s capacity as a Permitted Transferee of a previous Transferor pursuant to this sub-Article (A), may only be further Transferred by such Transferor to a Person who is a Permitted Transferee of the original Transferor under this sub Article (A);

(B) With respect to any Transferor which is an entity – any of its Affiliates;

(C) With respect to any Transferor which is a partnership (i) the general partners of such Transferor; and (ii) any Affiliate of the general partners thereof or any entity managed by the same management company or managing general partner or by an entity which is an Affiliate of such management company or managing general partner, or any general partner of such Affiliate;

(D) A trustee (including any successor or replacing trustee) solely for the benefit of the Transferor (and if the Transferor is a trustee – the Person(s) for the benefit of whom the transferred securities are held in trust, as disclosed in writing to the Company upon such time that the trustee became a Shareholder);

(E) The Company, with respect to a repurchase of shares from either (i) directors or employees of, or consultants or service providers to, the Company or its subsidiaries (if any) pursuant to any incentive share option plan, arrangement or agreement approved by the Board, in each case, in connection with the cessation of such employment or service with the Company and its subsidiaries; or (ii) any Shareholder; and provided, in each case, that it is approved pursuant to Article 8.2;

(F) With respect to IGP, (i) limited or general partnerships managed directly or indirectly by the same management company or the same managing general partner as IGP, or any entity which controls, is controlled by, or is under common control with IGP or any of IGP’s Permitted Transferees; limited or general partnerships managed directly or indirectly by an Affiliate of the management company or the managing general partner of the general or limited partnership in question (e.g. managed by general partners which are under similar control as the general partner of such shareholder); or (ii) transferees that become transferees either (x) in a transfer which is part of a transfer of at least a majority of the portfolio investments of IGP, (y) a transfer in connection with the dissolution of an entity referred to in clause (i), or (z) a transfer resulting from a regulatory requirement applicable to an entity referred to in clause (i) or any of the partners in such entity, based on advice of counsel;

provided, however, that in any of the foregoing clauses (A) through (F), the Transferor and the Permitted Transferee shall have delivered to the Company an undertaking, in a form reasonably acceptable to the Company, under which (i) they confirm Transferee’s status as a Permitted Transferee of Transferor, (ii) Transferee assumes all the Transferor’s obligations and undertakings in its capacity as a shareholder, both to the Company and, to the extent such obligations and undertakings relate to the Company, to any other Shareholder, and (iii) any transfer to a Permitted Transferee shall be subject to Article 23.1.3; provided further that the Transferor and the Permitted Transferee shall ensure the immediate Transfer of the Transferred Securities from the Transferee to the Transferor in the event that the Permitted Transferee ceases to constitute, in accordance with this definition, a Permitted Transferee of the original Transferor.

“Preferred A Shares”	Series A Preferred Shares of the Company, nominal value NIS 0.00001 each.
“Preferred Shares”	Preferred A Shares.
“Preferred Majority”

The holders of at least a majority of the voting power represented by the then issued and outstanding Preferred Shares, on an as-converted basis, acting by way of a written notice or consent or by vote at a meeting, in each case, as a single class.

“Pro-Rata Share”

With respect to each Qualified Shareholder: a fraction, (i) the numerator of which is the number of issued and outstanding shares of the Company, on an as-converted basis, held by such Qualified Shareholder as of the date of the Rights Notice, and (ii) the denominator of which is the total number of outstanding shares of the Company on an as-converted basis as of such date);

With respect to each member of the Management: 3.5% as of the Series A Closing Date, which percentage shall be subject to any dilution after such date and accordingly shall be reduced by the dilution resulting from issuance or deemed issuance of any New Securities after the Series A Closing Date, provided, that such percentage shall be increased by the number of options or RSUs granted to such member of Management after the Series A Closing Date, not to exceed 3.5%;

Notwithstanding any of the foregoing to the contrary: (i) the "Pro-Rata Share" of a Qualified Shareholder pursuant to the first paragraph of this definition shall be reduced, on a pro-rata basis among the Qualified Shareholders (as between them, based on the number of issued and outstanding shares of the Company held by each) if and to the extent required for the actual exercise by Management of their full Pro Rata Share pursuant to the second paragraph of this definition, and (ii) in any event, the Pro-Rata Share of SUN shall not be reduced to the extent required for SUN to continue to consolidate the Company in its financial statements, immediately after the issuance or deemed issuance of New Securities, if and as long as SUN exercises its Pro-Rata in full with respect to such issuance of New Securities.

“Qualified IPO”

An IPO that either (i) yields at least US$ 150 million proceeds to the Company (net of underwriters’ discounts, commissions and expenses), at a price per share (net of underwriters’ discounts, commissions and expenses) representing a value for each Preferred Share (or all of the Ordinary Shares issued upon conversion of each such Preferred Share) of at least 200% of the Original Issue Price of such Preferred Shares (subject to appropriate adjustment upon the occurrence of any Recapitalization Event with respect to the Ordinary Shares and subject to adjustment for cash dividends actually distributed per Preferred Share at any time or from time to time after the Series A Original Issue Date) on the New York Stock Exchange, NASDAQ, main list in London Stock Exchange, or another stock exchange approved by the Preferred Majority; or (ii) was initiated by IGP pursuant to an IPO Demand Notice pursuant to its rights under that certain Investors Rights Agreement among the Company, SUN and IGP and consummated pursuant to such provisions.

“Qualified Shareholder”	Any Investor or holder of Preferred Shares as long as it holds 3% or more of the then issued and outstanding share capital of the Company (on an as-converted basis).
“Recapitalization Event”

Any share split (share subdivision), reverse share split (share combination), distribution of bonus shares, or any other reclassification, recapitalization or similar events with respect to the applicable class or series of the Company’s shares.

“Securities Law”	The Securities Law 5728-1968, or any statutory re-enactment or modification thereof, as may be amended from time to time, and the regulations promulgated thereunder.
“Series A SPA”	That certain Series A Share Purchase Agreement between the Company, SUN and IGP, dated as of June 17, 2019.
“Series A Closing Date”	The closing of the Series A SPA.
“Shareholder”	Any Person or entity registered in the Shareholder Register as a holder of shares of the Company.
“Shareholders Agreement”	That certain Shareholders Agreement between the Company, SUN and IGP, dated of the date of the Series A SPA.
“Shareholder Register”	The register of shareholders maintained by the Company in accordance with the Companies Law.
“SUN”

SUNCORPORATION, a Japanese listed company (JASDAQ: 6736) and its Permitted Transferees. As long as SUN holds any securities in the Company, this definition shall not be amended without the written consent of SUN.

“Transfer”	Sale, assignment, conveyance, pledge, hypothecation, grant of any security interest in, or any other disposition or transfer by gift or otherwise; provided, however, that the bona fide pledge, hypothecation or grant of a security interest in (each, a “Lien”) any shares of the Company held by any Shareholder, for the purpose of securing a debt financing of such Shareholder, shall not be deemed a Transfer for purposes of Articles 23.1 (excluding Article 23.1.3), 23.2, 23.3 and 23.6 hereof if, and only if, such Lien expressly provides by its terms that in the event of a realization of such Lien, the purported Transfer of the shares underlying such Lien to any party whatsoever, including to the Person for whose benefit such Lien was created, shall be considered a Transfer for all intents and purposes of, and be subject to all of the provisions governing Transfers of shares under these Articles, including without limitation for purposes of Articles 23.1, 23.2, 23.3 and 23.6 below.

1.2. Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in its entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to Business Days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body, or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

1.3. The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.4. The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law.

1.5. All shares held (beneficially or of record), at the time of applicable calculation, by Shareholders who are Permitted Transferees of each other, shall be aggregated together for the purpose of determining the availability to such holders of any rights under these Articles, and such rights – to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are Permitted Transferees of each other.

2. Private Company

The Company is a private company as defined in the Companies Law, and accordingly:

2.1. The number of Shareholders at all times (exclusive of Persons who are in the employment of the Company and of Persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, Shareholders), shall not exceed fifty (50), but where two or more Persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single Shareholder (it being clarified that the reference herein to being “in the employment of the Company” shall include any current or future subsidiary thereof);

2.2. Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited; and

2.3. The right to Transfer shares in the Company shall be restricted as hereinafter provided.

3. Objectives of the Company

3.1. The objectives of the Company are to carry out any lawful business or activity, and do any act that is not prohibited by law.

3.2. The Company may donate reasonable amounts and/or securities to worthy purposes, as the Board may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

4. Limited Liability. The Company is a Limited Liability Company and therefore each Shareholder’s liability to the Company’s obligations shall be limited to the payment of the nominal value (if any) of the shares held by such Shareholder, subject to the provisions of the Companies Law.

Share Capital

5. Share Capital

5.1. Authorized Share Capital. The authorized share capital of the Company is NIS 36,000, divided into 3,600,000,000 shares with a par value of 0.00001 NIS each of which (i) 3,558,540,631 are Ordinary Shares, bearing a par value of 0.00001 NIS each, and (ii) 41,459,369 Preferred A Shares, bearing a par value of 0.00001 NIS each.

5.2. Ordinary Shares. Each Ordinary Share shall confer upon the holder thereof the rights, powers and restrictions, qualifications and limitations set forth in these Articles.

5.3. Preferred Shares. Each Preferred Share shall confer upon the holder thereof the rights, powers, restrictions, qualifications and limitations accruing to and imposed upon the holders of Ordinary Shares in these Articles and, in addition, the rights, preferences, privilege, restrictions, qualifications and limitations set forth in these Articles.

Preferred Shares

6. Dividend Provisions

6.1. Preferred Dividends. During the period extending from the Series A Closing Date through and until the 6th anniversary thereof (the “Dividend Period”), dividends in respect of the Preferred A Shares shall accrue or, at the sole discretion of the Company, be paid in cash from time to time, (i) at an annually compounded rate of 13.75% of the sum of the Original Issue Price, plus all Preferred Dividends accrued and unpaid as of the date of calculation (the “Preferred Dividends”), minus (ii) all amounts actually paid in cash on Preferred Shares as Preferred Dividends prior to such date of calculation, minus (iii) all amounts actually paid in cash on Preferred Shares as Ordinary Dividends prior to such date of calculation including in accordance with Articles 63 - 68 (such balance being referred to as “Remaining Annual Accrual”), and it being clarified that dividends that are declared but unpaid shall not be deducted under clauses (ii) or (iii) and shall not reduce the balance of the Remaining Annual Accrual). The Preferred Dividend shall accrue from day to day, whether or not declared, and shall be cumulative; provided however that the Remaining Annual Accrual shall remain at its then balance and there shall be no further accrual after the end of the Dividend Period. The Preferred Dividend shall be payable only when, as, and if declared by the Board, without derogating from Article 7. For the avoidance of doubt, the Remaining Annual Accrual shall not be convertible into Ordinary Shares and the amount of the Remaining Annual Accrual shall not affect the Conversion Price of the Preferred Shares.

6.2. Ordinary Dividends. Subject to obtaining any vote or consent required by law or these Articles, if the Company shall declare, pay or set aside Dividends in respect of, or make any other Distribution, such Dividends or Distribution shall be paid or be made to the holders of Ordinary Shares and the holders of the Preferred Shares then outstanding (which, in case of the Preferred Shares, shall be in an amount equal the product of (i) the dividend or distribution payable or made on each Ordinary Share determined as if all Preferred Shares had been converted into Ordinary Shares and (ii) the number of Ordinary Shares issuable upon conversion of such Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend or distribution (any such Dividend or Distribution, an “Ordinary Dividend”). The Company shall not declare, pay or set aside any Dividends in respect of, or make any other Distribution on, any class or series of shares of the Company, other than as set forth in Article 6.1 with respect to the Preferred Dividend or this Section 6.2.

7. Liquidation Preference

7.1. In the event of (A) the voluntary or involuntary winding up, liquidation or dissolution of the Company (each, a “Liquidation”), or (B) a Deemed Liquidation (as defined below), then, in each such event, the assets or proceeds available for distribution in such event (the “Distributable Assets”), shall be distributed in the following order and preference:

7.1.1. First, the holders of Preferred A Shares then outstanding shall be entitled to receive, prior and in preference to any distribution in respect of the Ordinary Shares, an amount for each Preferred A Share held by them (provided that in the case of a Deemed Liquidation, only in respect of each Preferred A Share that is being Transferred directly or indirectly as part of such Deemed Liquidation as set forth in Article 7.1.3) (the “Preference A Amount”) equal to the greater of (i) the sum of the Original Issue Price of such share, plus the Remaining Annual Accrual per Preferred Share, as of such date of distribution, or (ii) the amount per share such holder would actually receive, assuming such Preferred Share had been converted into Ordinary Shares immediately prior to distribution of the Distributable Assets (but without the requirement to actually convert the Preferred Shares into Ordinary Shares). For purpose of clause (ii) above, the computation will assume that (a) all Preferred Shares whose conversion or assumed conversion into Ordinary Shares would result in a greater distribution amount, shall be considered as if they have been so converted (without being required to actually convert), and (b) all other Preferred Shares (i.e. whose conversion or assumed conversion would not have yielded such greater amount) shall be considered as if they received the distribution amount that assumes no such conversion. In the event of a Liquidation or Deemed Liquidation in which the Distributable Assets are insufficient to pay in full the Preference A Amount in respect of each Preferred A Share then outstanding, then all of such Distributable Assets shall be distributed among the holders of the Preferred A Shares in proportion to the respective full Preference A Amount otherwise payable to such holders at that time under this Article 7.1.1.

7.1.2. After payment in full of the Preference A Amount in respect of all Preferred A Shares then outstanding or being Transferred directly or indirectly in a Deemed Liquidation, as applicable, in accordance with Article 7.1.1(i), the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares then outstanding (provided that in the case of a Deemed Liquidation, only in respect of each Ordinary Share that is being Transferred directly or indirectly as part of such Deemed Liquidation as set forth in Article 7.1.3), pro rata, based on the number of Ordinary Shares held by each such holder. In case of distribution in accordance with Article 7.1.1(ii) the Distributable Assets shall be distributed among the holders of Preferred Shares and Ordinary Shares then outstanding, or being Transferred directly or indirectly in a Deemed Liquidation, as applicable, pro rata, based on the number of Ordinary Shares held by each such holder, on an as if converted basis.

7.1.3. In the case of a Deemed Liquidation in which not all shares of the Company are being Transferred directly or indirectly as part of such Deemed Liquidation:

(a) the amount per share shall be based on implementing the liquidation preference provisions as if 100% of the shares of the Company are sold for consideration equal to (i) the consideration payable pursuant to the Deemed Liquidation for the shares being Transferred divided by (ii) the percentage of the fully diluted share capital of the Company being Transferred in such Deemed Liquidation. For example, if the shares Transferred in the Deemed Liquidation constitute 70% of the fully diluted share capital and the price paid for such shares is $1 billion, then for purposes of calculating the amount per share payable for each share in the Deemed Liquidation the total value shall be deemed to be $1 billion divided by 0.7; and

(b) the Preference A Amount pursuant to Article 7.1.1(i) shall be equal to (i) the number of Preferred A Shares that is being Transferred directly or indirectly as part of such Deemed Liquidation multiplied by (ii) the sum of the Original Issue Price of such transferred shares plus the Remaining Annual Accrual on such transferred shares (and, for clarity, not all Preferred A Shares).

7.2. Deemed Liquidation

7.2.1. A “Deemed Liquidation” shall mean each of the following events: (i) a transaction or a series of related transactions (including, without limitation, the sale or issuance of the shares of the Company, merger or other form of corporate reorganization) in which the Company’s shareholders immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold fifty percent (50%) or less of the voting power of the Company or the surviving or acquiring entity (or if the surviving or resulting entity is a wholly-owned subsidiary of another company immediately after such transaction(s), the parent company of such surviving or resulting entity, immediately after such transaction(s)), except (a) in an IPO or (b) in a bona fide equity financing for the purpose of raising equity capital to the Company; or (ii) a sale, transfer, or lease of all or substantially all the assets of the Company; or (iii) a sale or grant of a substantially worldwide exclusive license for all or substantially all of the Company’s intellectual property not in the ordinary course of business, other than to a wholly-owned subsidiary of the Company.

7.2.2. Neither the Company nor any of the Shareholders shall have the right or power to effect a Deemed Liquidation referred to in Articles 7.2.1 above unless the Distributable Assets resulting therefrom shall be allocated among the Shareholders in accordance with this Article 7.

7.2.3. In the event of a Deemed Liquidation referred to in Articles 7.2.1(ii) or (iii), then, as soon as practicable after such Deemed Liquidation, the Company shall effect a Distribution in accordance with the provisions of Article 6 of the consideration received by the Company for such Deemed Liquidation together with any other assets of the Company available for distribution to its Shareholder (net of any retained liabilities and obligations associated with the assets sold or technology licensed, or associated with the winding-down of the operations of the Company either through a liquidation or otherwise, as determined in good faith by the Board), all to the maximum extent possible under applicable law.

7.3. Allocation of Contingent Payments. In the event of a Deemed Liquidation or Liquidation, if any portion of the consideration payable or distributable to the Shareholders is payable only upon satisfaction of contingencies (the “Additional Consideration”), then (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Shareholders in accordance with Article 7.1 above as if the Initial Consideration was the only consideration payable or distributable in connection with such Deemed Liquidation or Liquidation, and (b) any Additional Consideration which becomes payable or distributable to the Shareholders upon satisfaction of such contingencies shall be allocated among the Shareholders in accordance with 7.1 above after taking into account the previous allocation of the Initial Consideration (and the previous allocation of any Additional Consideration, if any) as part of the same transaction. For the purposes of this Article 7.3 only, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification, adjustments or expenses in connection with such Deemed Liquidation, Liquidation or Distribution shall not be deemed to be Additional Consideration and shall constitute part of the Initial Consideration.

7.4. No Circumvention. In the event that the requirements of this Article 7 are not complied with in connection with a proposed a Deemed Liquidation or Liquidation, then: (i) the Company shall forthwith cause the closing or consummation of the Deemed Liquidation or Liquidation to be postponed until such time as the requirements of Article 7 have been complied with, provided that and to the extent the Company is a party to such transaction; and (ii) until such time as the requirements of Article 7 have been complied with, the Deemed Liquidation or Liquidation shall be void, and the rights, preferences and privileges of the Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice given of such event.

7.5. Value. If the Distributable Assets or any Dividend or any part thereof consist of any property, rights or securities other than cash, then, for the purpose of Article 6 and this Article 7, the value of such property, rights or securities shall be the fair market value thereof as determined in good faith by the Board. The method of valuation of securities subject to restrictions on free marketability shall take into account an appropriate discount (as determined in good faith by the Board) from the fair market value as determined pursuant to this Article 7.5 so as to reflect the approximate fair market value thereof. If the Preferred Majority request, then the fair market value shall be as determined in a valuation prepared by a qualified independent expert appointed by the Board, which will be one of the ‘Big Four’ accounting firms, or as otherwise reasonably agreed between the Board and the Preferred Majority. The fees and expenses of such third party shall be borne and paid for by the Company.

8. Voting Rights

8.1. General. Subject to any provision of these Articles conferring special rights as to voting or expressly restricting the right to vote, each holder of Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by such holder could then be converted (as provided in Article 9 below), on every resolution without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. The Preferred Shares shall vote together with the Ordinary Shares, as a single class and not as a separate class in all shareholders meetings, except as required by law or by these Articles.

8.2. Special Voting Provisions

8.2.1. Until the consummation of an IPO, the Company shall not, without the prior written consent of each of the Preferred Majority (so long as IGP holds shares constituting the Preferred Majority) and SUN (so long as SUN and IGP in the aggregate hold the majority of the issued and outstanding Ordinary Shares and Preferred Shares of the Company, taken together, on an as converted basis), take any action which results in, effects, authorizes or causes the following:

(a) Amending these Articles or the charter documents of any subsidiary in a manner that adversely change the rights, preference or privileges of the Investors or any of them under these Articles;

(b) Approving or effecting a Deemed Liquidation, excluding a Deemed Liquidation effected pursuant to the exercise of an Exit Right (as defined in the Shareholders Agreement), including, in such event by exercising the Bring Along Rights, provided that in a Deemed Liquidation effected pursuant to the exercise of the SUN Exit Right, the proceeds actually paid on all the Preferred Shares shall be equal to or higher than the Minimum Price (as defined in the Shareholders Agreement);

(c) Authorization, creation or issuance of Preferred Shares and any class or series of shares or other security of the Company senior to or in parity with the existing Preferred Shares;

(d) Entering into, amending or terminating any transaction with any shareholder, officer or director (or any of their family members, or any Affiliate of any of the foregoing), excluding a Deemed Liquidation effected pursuant to the exercise of an Exit Right (as defined in the Shareholders Agreement), including, in such event by exercising the Bring Along Rights, provided that in a Deemed Liquidation effected pursuant to the exercise of the SUN Exit Right, the proceeds actually paid on all the Preferred Shares shall be equal to or higher than the Minimum Price (as defined in the Shareholders Agreement);

(e) Making a material change in the principal business of the Company and its subsidiaries;

(f) Dissolution, liquidation or other winding up of the Company or any of its subsidiaries which is not a Deemed Liquidation;

(g) Declaration or payment of any Dividend or other Distribution of cash, shares, or other distribution (including any repurchase or redemption of shares), other than (i) in accordance with the Dividend Policy; (ii) following a Deemed Liquidation and in accordance with the provisions of Article 7; or (iii) payment of Preferred Dividend in cash;

(h) Adoption or amendment of the Dividend Policy;

(i) Increase or decrease in the size or composition of the Board of Directors, except (i) in order to establish the IPO Board; or (ii) an increase pursuant to the terms of an equity financing round of the Company or an acquisition by the Company approved by the Board; provided that the proportion between the number of Investor Directors and SUN Directors remains the same as it was immediately prior to such increase and that the directors appointed by Sun and IGP continue to represent at least majority of the total number of directors of the Company;

(j) Approval of, and determination of the terms and conditions of, an IPO (excluding in the case of a Qualified IPO);

(k) Increase or decrease of the amount of shares reserved for allocation under the Company’s option plan or share based incentive plans, adopting or amending any such plans, or allocating shares, options or other employee related equity outside the reserves under such plans (including phantom share plans), other than an increase in the reserve for employee equity plans of up to 5.6 million Ordinary Shares prior to December 31, 2022 (in addition to the Post Money Reserved Pool (as defined in the Series A SPA);

(l) Establishment of any committee and the alteration or change of any authorities or responsibilities designated thereto (other than the committees set forth in these Articles); or

(m) Appointment of an auditor that is not one of the “Big-4” international accounting firms.

Without derogating from the requirement to obtain SUN's and the Preferred Majority's consent required under this Article 8.2.1, any of the matters specified in this Article which are to be approved by a resolution of the Board and Shareholders (as the case may be), for avoidance of doubt, shall require such Board approval and an Ordinary Majority (unless otherwise required by these Articles or by law). This Article 8.2.1 shall not be amended without the prior written consent of the Preferred Majority and SUN.

8.2.2. Until an IPO, the Company shall not, without the prior written consent of the Board including one Investor Director and one SUN Director, take any action which results in, effects, authorizes or causes the following:

(a) Any deviation from any annual budget of the Company adopted following the Closing Date, which results in any of the following:

(i) any decrease of the consolidated EBITDA margin resulting in an EBITDA margin of less than 17.37%, which is 90% of 19.3%, the projected EBITDA margin for the 2020 fiscal year;

(ii) any increase of the consolidated EBIDTA margin resulting in an EBITDA margin which is greater than 110% of the average of the actual EBITDA margin for the immediately preceding three (3) fiscal years, but not less than 17.37%, which is 90% of 19.3%, the projected EBITDA margin for the 2020 fiscal year;

(iii) the ratio of capital expenditures to revenues being more than 2.75% or less than 2.25%, which are 110% and 90%, respectively, of 2.5%, the projected capital expenditure to revenues ratio for the 2020 fiscal year;

(iv) the ratio of employee bonus expenses to EBITDA being more than 22% or less than 18%, which are 110% and 90%, respectively, of 20%, the ratio of projected employee bonus expenses to EBITDA for the 2020 fiscal year;

(b) Hiring or termination of any Global Co-CEO or the Global CFO, as well as the hiring or termination of any executive who is in a similar or senior position, or with similar or senior powers, authorities, duties or responsibilities (in whole or in part), as any Global Co-CEO or the Global CFO (each, an “Executive Manager”), it being clarified that the taking of powers, or diminution of authorities, duties or responsibilities, from any of the foregoing shall be deemed as hiring or termination for purposes of this clause;

(c) Setting or varying of the employment or engagement terms, as applicable, of any Executive Manager;

(d) Adopting or changing signatory rights;

(e) Creation, issuance, or authorization of the creation or issuance of any debt securities, or incurrence of any indebtedness or refinancing of any debt, or permitting any subsidiary to take any such action with respect to any such debt securities or indebtedness (including any guarantee of indebtedness and the grant of any lien or pledge to secure any indebtedness), exceeding, in the aggregate, an amount equal to fifty percent (50%) of the EBITDA of the preceding 12 months, or creation of any lien, charge or other encumbrance over assets of the Company or any of its subsidiaries in respect thereof;

(f) Entering into any letter of intent or definitive agreement for the acquisition of any business, product line, activity or entity, in each case, reflecting an enterprise value in excess of US$ 10 million;

(g) The sale, exclusive license or other disposition by the Company or its subsidiaries of all or a material part of its assets, intellectual property or business (excluding license of products in the ordinary course of business);

(h) Formation or financing of any subsidiary, joint venture, or other business entity (other than incorporating wholly-owned subsidiaries in the ordinary course of business and financing wholly-owned subsidiaries in the ordinary course of business consistent with the budget approved by the Board); or

(i) Amending any employee equity based or share plan, including phantom share plans.

Without derogating from the requirement to obtain the consent required under this Article 8.2.2, any of the matters specified in this Article which are to be approved by a resolution of the Board and Shareholders (as the case may be), shall, for avoidance of doubt, require such Board approval and an Ordinary Majority (unless otherwise required by these Articles or by law). This Article 8.2.2 shall not be amended without the prior written consent of Majority Preferred and SUN.

8.2.3. Notwithstanding anything herein to the contrary, for so long as any of the Preferred Shares remains outstanding, in addition to any requirements under applicable law and any rights to which the Preferred Shares are entitled hereunder, the Company and any of its subsidiaries (existing or future, if any), shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise (including any amendment of the Company's Articles of Association), and shall not permit any subsidiary, directly or indirectly by amendment, merger, consolidation or otherwise, without the prior written consent the Preferred Majority, take any action which adversely affects, directly or indirectly, the rights, preferences or privileges of the Preferred Shares conferred in Article 6 (Dividend Provisions), Article 7 (Liquidation Preference) and the Preferred Shares' seniority over the other outstanding classes as of the Series A Closing Date and Article 9 (Conversion). Notwithstanding the above, it is agreed that an issuance and creation of new securities equal or superior to the Preferred Shares shall not be deemed, by itself, as adversely affecting the rights of the Preferred Shares. This Article 8.2.3 and the definition of Preferred Majority shall not be amended without the prior written consent of holders of the Preferred Majority.

8.2.4. The Company shall ensure that the provisions of Article 8.2 shall apply to actions taken by any of the Company’s subsidiaries.

8.2.5. Notwithstanding the foregoing, Articles 8.2.1 and 8.2.2 shall not apply to any such actions (i) if and to the extent expressly included in the Budget for fiscal year 2019 attached to the Series A SPA; or (ii) arising from any indemnity, rights or remedies (including the settlement thereof) pursuant to the Series A SPA.

9. Conversion Rights

9.1. Right to Convert, Automatic Conversion

9.1.1. Each Preferred Share shall be convertible at the option of the respective holder thereof, at any time and from time to time, into such number of Ordinary Shares as is determined by dividing the then applicable Original Issue Price of such Preferred Share by the then applicable Conversion Price (as defined below) thereof. The conversion price for each Preferred Share shall initially be equal the Original Issue Price of such share. The applicable conversion price of each Preferred Share shall be subject to adjustment upon the occurrence of any Recapitalization Event with respect to such series of Preferred Shares and pursuant to the anti-dilution provisions set forth herein (the initial conversion price of a Preferred Share, as may be adjusted pursuant to the provisions of these Articles, the “Conversion Price”).

9.1.2. Anything in these Articles to the contrary notwithstanding, upon either: (i) immediately prior to and contingent upon a Qualified IPO; or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the Preferred Majority (the “Mandatory Conversion Notice”), each outstanding Preferred Share shall automatically be converted into such number of outstanding Ordinary Shares as is determined by dividing the then applicable Original Issue Price of such Preferred Share by the then applicable Conversion Price thereof (and each Option then outstanding and exercisable, exchangeable or convertible for or into Preferred Shares, shall thereupon automatically become exercisable, exchangeable or convertible solely for or into Ordinary Shares in such number as is determined by dividing the then applicable Original Issue Price of the Preferred Shares issuable under such Option by the then applicable Conversion Price thereof).

9.2. Mechanics of Conversion; Effect

9.2.1. Before any holder of Preferred Shares shall be entitled to convert any Preferred Shares into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and (in the case of a conversion at the option of the holder in accordance with Article 9.1.1 above) shall give written notice to the Company of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for Ordinary Shares are to be issued. In the case of a conversion at the option of the holder in accordance with Article 9.1.1 above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an IPO, the conversion may, at the option of any holder tendering the Preferred Shares for conversion, be conditioned upon the closing of the IPO, in which event the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of the IPO. If the conversion is in connection with an IPO or other automatic conversion pursuant to Article 9.1 above, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. The Company shall, as soon as practicable after conversion and tender of the certificate for the Preferred Shares converted, issue and deliver to such holder of Preferred Shares or to the nominee or nominees of such holder of Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares certifies to the Company in writing that such certificate(s) have been lost, stolen or destroyed.

9.2.2. All Preferred Shares which shall have been surrendered (or deemed surrendered) for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the conversion time, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

9.3. Adjustments for Share Splits and Combinations.

9.3.1. If the Company shall, at any time or from time to time after the Series A Original Issue Date (as defined below) (x) effect a subdivision of the outstanding Ordinary Shares without a comparable subdivision of all shares of any series of Preferred Shares, or (y) combine the outstanding shares of any series of Preferred Shares without a comparable combination of the Ordinary Shares, then, and in each such event, the applicable Conversion Price of any series of Preferred Shares not comparably subdivided in the case of Article 9.3.1 (i)(x) or not comparably combined in the case of Article 9.3.1(y) in effect immediately before such subdivision or combination, shall be proportionately decreased so that the number of Ordinary Shares issuable upon conversion of each share of such series of Preferred Shares shall be - in the case of Article 9.3.1(x) - increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding, or shall be - in the case of Article 9.3.1(y) - proportionately increased in reversed proportion to such decrease in the aggregate number of shares of such applicable series of Preferred Shares outstanding.

9.3.2. If the Company shall, at any time or from time to time after the Series A Original Issue Date (x) combine the outstanding Ordinary Shares without a comparable combination of all shares of any series of Preferred Shares, or (y) effect a subdivision of the outstanding shares of any series of Preferred Shares without a comparable subdivision of the Ordinary Shares, then the applicable Conversion Price of any series of Preferred Shares not comparably combined in the case of Article 9.3.2(x) or not comparably subdivided in the case of Article 9.3.2(y) then in effect immediately before such combination or subdivision, shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall be - in the case of Article 9.3.2(x) - decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding, or shall be - in the case of 9.3.2(y) - proportionately decreased in reversed proportion to such increase in the aggregate number of shares of such series of Preferred Shares outstanding.

9.3.3. If the Company shall, at any time or from time to time after the Series A Original Issue Date, effect a subdivision of the outstanding Ordinary Shares with a comparable subdivision of all shares of any series of Preferred Shares, or combine the outstanding shares of any series of Preferred Shares with a comparable combination of the Ordinary Shares, then the applicable Conversion Price of such series of Preferred Shares in effect immediately before that subdivision or combination shall be proportionately adjusted so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall not be changed as a result of such increase or decrease, as the case may be, in the aggregate numbers of Ordinary Shares and shares of such applicable series of Preferred Shares outstanding.

9.3.4. Any adjustment under this Article 9.3 shall become effective as of the time at which such subdivision or combination becomes effective.

9.4. Adjustments for Dividends and Distributions.

9.4.1. Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the Series A Original Issue Date, makes or issues, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional Ordinary Shares, then, and in each such event, the Conversion Price of each series of Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, to that price determined by multiplying the applicable Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to such issuance or the close of business on such record date, plus the number of Ordinary Shares issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this clause as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

9.4.2. Adjustments for Other Dividends and Distributions. In the event the Company, at any time or from time to time after the Series A Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than distribution of Ordinary Shares or Preferred Shares covered by other provisions of these Articles), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that they would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this clause with respect to the rights of the holders of such Preferred Shares; provided, however, that no such provision shall be made with respect to any series of Preferred Shares if the holders of such series of Preferred Shares simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

9.5. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Article 7, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Ordinary Shares (but not the Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Article 9.4 or Article 7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Share shall thereafter be convertible in lieu of the Ordinary Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares issuable upon conversion of one such Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Article 9 with respect to the rights and interests thereafter of the holders of such Preferred Shares to the end that the provisions set forth in this Article 9 (including provisions with respect to changes in and other adjustments of the Conversion Price of such Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Shares.

9.6. Sale of Shares below Conversion Price (Anti-dilution Protection).

9.6.1. If, at any time after the Series A Original Issue Date, the Company issues, or is deemed by the express provisions of this Article 9.6 to have issued, Additional Shares (as hereinafter defined) without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preferred Shares in effect immediately prior to such issuance or deemed issuance, then, and in each such case, the Conversion Price of such applicable series of Preferred Shares shall be reduced, concurrently with such issuance, for no consideration, to a price (calculated to the nearest one hundredth of a cent with one half being rounded up) on a broad-based weighted average basis, determined in accordance with the following formula:

CP2 = (CP1 * A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

“CP1” =	The Conversion Price of such series of Preferred Shares in effect immediately prior to such issuance or deemed issuance of Additional Shares.

“CP2” =	The adjusted Conversion Price of such series of Preferred Shares in effect immediately after such issuance or deemed issuance of Additional Shares.

“A” =	The total number of Ordinary Shares outstanding immediately prior to such issuance or deemed issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of all Options outstanding or otherwise reserved for issuance under any option share incentive plan of the Company immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issuance or deemed issuance).

“B” =	Total amount of consideration received by the Company for the Additional Shares issued or deemed issued in such transaction.

“C” =	The number of such Additional Shares issued or deemed issuance in such transaction.

9.6.2. Determination of Consideration. For the purpose of this Article 9.6, the consideration received or receivable by the Company for any issuance or sale of Additional Shares shall be computed as follows:

(a) Cash and Property. Such consideration shall (1) to the extent it consists of cash, be computed at the gross amount of cash received or receivable by the Company in consideration for such issuance or sale, (2) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board, and (3) if Additional Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received or receivable, computed as provided in clauses (1) and (2) above, that may be reasonably determined in good faith by the Board, to be allocable to such Additional Shares. If the Preferred Majority request, then the fair market value shall be as determined in a valuation prepared by a qualified independent expert appointed by the Board, which will be one of the ‘Big Four’ accounting firms, or as otherwise reasonably agreed between the Board and the Preferred Majority. The fees and expenses of such third party shall be borne and paid for by the Company.

(b) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued pursuant to Article 9.6.3, relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

9.6.3. Deemed Issue of Additional Shares.

(a) If the Company, at any time or from time to time after the Series A Original Issue Date, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 9.6.1 above, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing such Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 9.6.1 above (either because the consideration per share (determined pursuant to Article 9.6.2) of the Additional Shares subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security that were issued before the Series A Original Issue Date) are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares subject thereto (determined in the manner provided in Article 9.6.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or un-exchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 9.6.1 above, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of any series of the Preferred Shares, if and as applicable, provided for in this Article 9.6.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Article 9.6.3). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of the Preferred Shares that would result under the terms of this Article 9.6.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

9.6.4. Certain Definitions. For purposes of these Articles, the following definitions shall apply:

(a) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, including any Preferred Shares, but excluding Options.

(c) “Series A Original Issue Date” shall mean the date on which a Preferred A Share was first issued by the Company.

(d) “Additional Shares” shall mean all Ordinary Shares issued (or deemed, by the express provisions of Article 9.6.3 above, to be issued) by the Company after the Series A Original Issue Date, other than the following Ordinary Shares and Ordinary Shares deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(i) Ordinary Shares, Options or Convertible Securities issued or issuable as a dividend or distribution on the Preferred Shares, and Ordinary Shares actually issued upon the exercise, exchange or conversion of such Options or Convertible Securities, in each case provided such issuance is pursuant to the terms of such Options or Convertible Securities;

(ii) Ordinary Shares, Options or Convertible Securities issued or issuable by reason of a dividend, share split, reverse share split or any distribution on Ordinary Shares that is covered by Articles 9.3, 9.4 or 9.5 hereof, and Ordinary Shares actually issued upon the exercise, exchange or conversion of such Options or Convertible Securities, in each case provided such issuance is pursuant to the terms of such Options or Convertible Securities;

(iii) Ordinary Shares issued upon conversion of any Preferred Shares in accordance with these Articles;

(iv) Ordinary Shares or Options issued or issuable to officers, directors or employees of, or consultants or service providers to, the Company or its subsidiaries (if any) pursuant to an incentive share option plan, or an agreement or arrangement, in each case, approved by the Board, and Ordinary Shares actually issued upon the exercise or conversion of such Options;

(v) Ordinary Shares, Options or Convertible Securities issued or issuable in an IPO;

(vi) Ordinary Shares, Options or Convertible Securities issued or issuable to (1) any commercial bank or similar institution in connection with any credit line, loan or similar facility to be provided to the Company, or (2) in connection with entering into a strategic agreement for primarily non-equity financing purposes, in each case, approved by the Board and provided that the Ordinary Shares, Options or Convertible Securities issued or issuable pursuant to this subsection (vi) shall not exceed in aggregate three percent (3%) of the Company’s issued share capital; or

(vii) Shares issued pursuant to the Series A SPA.

For purposes of the definition of “Additional Shares”, for the avoidance of doubt, the sale or other disposition of any shares or other securities of the Company theretofore held in its treasury or as dormant shares shall be deemed to be an issuance thereof.

9.7. Impairment. Subject to the Company’s power and authority to amend the Articles, restructure its capital, merge or enter into sale of assets transactions, dissolve itself or issue securities, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 9 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9.

9.8. Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share (with half a share rounded up to the nearest whole share). All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining the number of Ordinary Shares to be issued to such holder or whether the conversion would result in the issuance of any fractional share.

9.9. Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Article, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, at the request of any holder of Preferred Shares, prepare and furnish to such holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The certificate shall set forth (A) the adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.

9.10. Rounding of Calculations; Minimum Adjustment. Notwithstanding any provision of this Article 9 to the contrary, no adjustment of a Conversion Price shall be made if the amount of such adjustment would be less than US$0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate US$0.01 or more.

9.11. Adjustments Cumulative. Each of the adjustments pursuant to this Article 9 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles to all authorized Preferred Shares.

9.12. Reservation of Shares Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

10. Increase of Share Capital. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights, preferences or privileges, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

11. Special Rights; Amendment of Rights

11.1. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, subject to compliance with the requirements under Article 8.2, authorize the creation and issuance of shares having the same rights as then existing shares or with such preferred, deferred or special rights and/or restrictions, whether with respect to liquidation, dividends, voting, conversion, redemption or otherwise, as may be stipulated in such resolution.

11.2. If at any time the share capital is divided into different classes of shares, the rights, preferences or privileges attached to any class may be amended or terminated, subject to compliance with the requirements under Article 8.2 and any other requirements under these Articles, by a resolution of the General Meeting adopted by an Ordinary Majority, provided that any amendment or termination that adversely changes the rights, preferences or privileges attached to one or more classes of shares without such amendment or termination being also applied to all other classes of shares, shall require the consent in writing of the holders of more than fifty percent (50%) (on an as-converted basis) of the issued shares of such affected classes, voting together as one class, or of a resolution of a separate meeting of the holders of the shares of such one or more affected classes, voting together as one class, in which a majority of the issued and outstanding shares of such classes present and voting at the meeting voted in favor of such amendment or termination. An amendment pursuant to which the rights or preferences attached to specific classes of shares are improved or extended without such amendment being applied to other classes of shares shall be deemed to be an adverse change to the rights attached to the classes of shares to which such amendment was not applied. No holder of shares of a certain class shall be banned or restricted, unless the law otherwise expressly prescribes, from participating and voting in a General Meeting or any class(es) meeting or executing a written consent of the Shareholders or of such class by virtue of being a holder of shares of one or more other classes, irrespective of any conflicting interests that may exist between such different classes of shares, or the respective effect of the outcome of such vote on such attending classes of shares.

11.3. To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all Shareholders shall vote together as a single class, on an as-converted basis, on any matter presented to the Shareholders and all matters shall require an approval by a resolution of the General Meeting adopted by an Ordinary Majority, including, without limitation, any amendment to these Articles.

11.4. Without derogating from the foregoing, unless otherwise provided by these Articles:

11.4.1. The increase of the authorized number of shares of an existing class of shares, and/or the creation or authorization of a new class of shares with rights identical to any existing class of shares, and/or the creation or authorization of additional shares or other equity securities of the Company having certain rights, preferences or privileges that are senior to, or more favorable than, those attached to any other then existing shares or equity securities of the Company, shall not, in and of itself, be deemed, for purposes of these Articles, to adversely change the rights, preferences or privileges attached to any then issued or authorized shares;

11.4.2. Holders of a majority (or of any different majority specifically required for such waiver pursuant to any other provision of these Articles) of the issued and outstanding shares of a specific class may waive on one or more specific instances the applicability of a specific right, preference or privilege of such class. A waiver under this clause may be provided either by way of a consent in writing of the holders of a majority (or such different applicable majority) of the issued shares of such affected class, voting together as one class, or by way of a resolution of a separate class meeting of the holders of the shares of such affected class, voting together as one class, in which a majority (or such different applicable majority) of the issued and outstanding shares of such affected class, which were present and voting at such class meeting, voted in favor of such waiver; provided that any such waiver that applies to rights, preferences or privileges attached to more than one class of shares, shall require the consent in writing of the holders of a majority (on an as-converted basis) of the issued shares of such affected classes, voting together as one class, or a resolution of a separate meeting of the holders of the shares of such affected classes, voting together as one class, in which a majority (on an as-converted basis) of the issued and outstanding shares of such classes, which were present and voting at such separate meeting, voted in favor of such waiver;

11.4.3. Notwithstanding anything herein to the contrary, no right granted under these Articles to a specific Shareholder (including for the avoidances of doubt, the Management/Key Employees) by name may, for as long as such Person still holds shares of the Company, be adversely amended, waived or terminated without the prior written consent of such Person.

12. Consolidation, Subdivision, Cancellation and Reduction of Share Capital

12.1. Subject to and in addition to any other provisions set forth in these Articles or the applicable provisions of the Companies Law, the Company may, from time to time:

12.1.1. Consolidate all or any of its issued or unissued share capital into a smaller number of shares of larger nominal value than its existing shares;

12.1.2. Subdivide its shares or any of them into a larger number of shares of smaller nominal value than is fixed by these Articles.

12.1.3. Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been issued, so long as the Company is not under an obligation to issue these shares, and diminish the amount of its share capital by the amount of the shares so cancelled; or

12.1.4. Reduce its share capital in any manner.

12.2. With respect to any consolidation of issued shares, and with respect to any other action which may result in fractional shares, including upon conversion of any Preferred Shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

12.2.1. Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each consolidated share;

12.2.2. Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

12.2.3. Redeem, in the case of redeemable shares, or repurchase, subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; or

12.2.4. Cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 12.2, without regard to any restriction or limitation that may apply to the transfer of such shares, as may be provided herein.

Shares

13. Share Certificates

13.1. Share certificates shall bear the Company’s name in printed, written or stamped form and the signatures of one Director, the Chief Executive Officer or of any other Person or Persons authorized therefor by the Board;

13.2. Each Shareholder shall be entitled to one certificate for all the shares of the same class registered in his name, and if the Company so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby.

13.3. A share certificate registered in the names of two or more Persons shall be delivered to the Person first named in the Shareholder Register in respect of such co-ownership.

13.4. If a share certificate is defaced, lost or destroyed, it may be replaced, upon the furnishing of such evidence of ownership, affidavit and such indemnity, as the Company may deem appropriate.

14. Registered Holder. Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share (including any share held in trust) as the absolute owner thereof, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by applicable law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person.

15. Issuance of Shares and other Securities

15.1. Subject to the provisions of these Articles, the Board may determine to issue shares and other securities of the Company, up to the limit of the Company’s authorized share capital. If the Company’s share capital includes a number of classes of shares and securities, shares and securities exceeding the limit of the authorized share capital of such class shall not be issued.

15.2. Subject to the provisions of Article 15.5 below, the unissued shares shall be under the control of the Board, who shall have the power to issue such unissued shares and other securities convertible or exchangeable into shares, or otherwise dispose of them to such Persons, on such terms and conditions (including inter alia the consideration thereof and terms relating to calls as set forth in Article 17 below), subject to the provisions of the Companies Law and these Articles, and at such times, as the Board may deem appropriate, and the power to give to any Person the option to acquire from the Company any unissued shares during such time and for such consideration as the Board may deem appropriate.

15.3. The Board may authorize or determine to issue a series of bonds or other debt securities and may authorize the officers of the Company to take all actions in connection therewith.

15.4. Section 290(a) of the Companies Law shall not apply to the Company.

15.5. Preemptive Rights.

15.5.1. Until an IPO, each Qualified Shareholder and each member of the Management shall have the right to purchase its respective Pro-Rata Share (or any part thereof) of all New Securities that the Company may, from time to time, propose to sell and issue, and (in case of each Qualified Shareholder) up to its respective Pro-Rata Share (or any part thereof) of the New Securities for which the Qualified Shareholders and/or the Management were entitled to subscribe but that were not subscribed for by the Qualified Shareholders and/or the Management (the “Unsubscribed New Securities”).

15.5.2. In the event that the Company proposes to issue New Securities, it shall give the Qualified Shareholders and the members of Management a written notice (“Rights Notice”) describing the New Securities, the price, the material terms upon which the New Securities are proposed to be issued, and the number of New Securities that each Qualified Shareholder and each member of Management has the right to purchase under this Article 15.5. Each Qualified Shareholder and member of Management shall have 14 Business Days from the date of the Rights Notice to elect to purchase all or any part of its Pro-rata Portion of such New Securities and, if applicable, any Unsubscribed New Securities, for the price and upon the terms specified in the Rights Notice, by giving written notice to the Company setting forth the number of New Securities such Qualified Shareholder and/or such member of Management elects to purchase (such Shareholder’s “Acceptance Notice”). If in their Acceptance Notices any Qualified Shareholders and/or member of Management elect to purchase, in the aggregate, more than 100% of the New Securities that were offered to them as aforesaid, the rights and obligations to purchase such New Securities shall be allocated among such accepting Qualified Shareholders and the members of Management in accordance with their respective Pro-rata Portions, but without exceeding the number of New Securities indicated in each such Qualified Shareholder’s and/or member of Management’s Acceptance Notice (any excess shares, if any, remaining after each such allocation, shall be re-allocated in the same manner among those Qualified Shareholders and/or members of Management who have not yet been allocated the full amount of New Securities they elected to purchase under their Acceptance Notices, until the rights (and obligations) to purchase 100% of the total New Securities have been allocated as aforesaid).

15.5.3. If the Qualified Shareholders and/or members of Management, or any of them, fail to exercise in full the preemptive right and (if applicable) over-allotment right within the period specified in this Article 15.5, the Company shall have ninety (90) days from the date of the Rights Notice to sell the remaining unsubscribed portion of such New Securities at a price and on terms no more favorable to the purchaser thereof than specified in the Rights Notice. If the Company does not sell the New Securities within the said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering the same to the Qualified Shareholders and/or members of Management in the manner provided in this Article 15.5.

15.5.4. Each Qualified Shareholder shall be entitled to apportion or assign the exercise of its right pursuant to this Article 15.5 among itself and its Permitted Transferees in such portions as it deems appropriate.

15.5.5. The right pursuant to this Article 15.5 may be waived (in a particular instance or in general) by the written consent of each of the Preferred Majority and SUN (provided it applies to all offerees in the same manner) and shall be binding on all offerees.

16. Payment in Installments. If by the terms of issuance of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the Person(s) entitled thereto.

17. Calls on Shares

17.1. The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of issuance thereof or otherwise, payable at a fixed or predetermined time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such Person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 17.2), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

17.2. Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the Person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated Person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

17.3. If, by the terms of issuance of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

17.4. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

17.5. Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

17.6. A Shareholder shall not be entitled to his rights as Shareholder, including dividends, unless he has paid all the amounts detailed in the calls made on such Shareholder, together with interest and expenses, if any, unless otherwise prescribed by the Board.

17.7. Upon the issuance of shares, the Board may provide for differences among the recipients of such shares as to the amount of calls and/or the times of payment thereof.

18. Prepayment. With the approval of the Board, any Shareholder may prepay to the Company any amount not yet payable in respect of such Shareholder’s shares at such rate and time(s) as may be approved by the Board. The Board may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 18 shall derogate from the right of the Board to make any call before or after receipt by the Company of any such advance.

19. Forfeiture and Surrender

19.1. If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, all or any of the shares in respect of which such call had been made may be forfeited by a resolution of the Board to that effect at any time thereafter, so long as such amount or interest remains unpaid. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

19.2. Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall estop the Board from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

19.3. Whenever shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

19.4. The Company, by resolution of the Board, may accept the voluntary surrender of any share.

19.5. Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles and any applicable law, may be cancelled, sold, re-issued or otherwise disposed of as the Board deems appropriate. Any such share not cancelled shall become a dormant share (as defined in Section 308 of the Companies Law), shall not confer any rights, and shall not be considered part of the Company’s issued and outstanding share capital for purpose of any calculation of a quorum or majority required under these Articles, so long as it is held by the Company.

19.6. Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 17.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

19.7. The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems appropriate, but no such nullification shall estop the Board from re-exercising its powers of forfeiture pursuant to this Article 19.

20. Lien

20.1. Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and senior lien over all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other Person), and upon the proceeds of the sale thereof, to secure any call on shares made by the Board in respect of unpaid sum relating to shares held by such Shareholder or to any other amount owed by such Shareholder to the Company. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

20.2. The Board may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

20.3. The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Board may determine), and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

21. Sale after Forfeiture or Surrender or in Enforcement of Lien. Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board may appoint a Person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the Shareholder Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any Person, and the remedy of any Person aggrieved by the sale shall be in damages only and against the Company exclusively.

22. Redeemable Shares. The Company may issue redeemable shares and redeem the same on such terms and conditions as determined by the Board (including, on the terms set out in agreements entered into in connection with the issuance of Preferred Shares).

23. Transfer of Shares

23.1. General

23.1.1. No Transfer of shares of the Company or any rights attached thereto shall be effective nor registered in the applicable register of the Company unless the Transfer (i) has been approved by the Board; and (ii) is effected in compliance with the provisions of these Articles. For the purposes of these Articles, a party effecting or proposing to effect a Transfer is referred to as “Transferor” and the party to whom such Transfer is effected or proposed to be effected is referred to as “Transferee”.

23.1.2. A Transfer shall be conditioned upon the receipt by the Company of a written undertaking executed by the Transferee to assume and be bound by all obligations of the Transferor in its capacity as a Shareholder under any instrument and agreement involving the Transferor and the Company and applicable to such transferred shares or rights.

23.1.3. Any purported Transfer of any portion of a Shareholder’s direct or indirect interest in any Security of the Company to a competitor of the Company (including in a transfer to Permitted Transferees) shall be void and of no effect and shall not operate to Transfer any such interest to the purported transferee, unless such Transfer is approved by the Board in advance, in its sole discretion, including the consent of at least one of Sun Directors and one of Investor Directors; provided that no such consent shall be required in connection with the Exit Right (as defined in the Shareholders Agreement).

23.1.4. Notwithstanding the above, but subject to Article 23.1.3, any transfer by an Investor to a Permitted Transferee in accordance with the terms of these Articles shall not be subject to the approval of the Board.

23.1.5. No Transfer of shares or any rights attached thereto shall be registered unless the Company receives a deed of Transfer or other proper instrument of Transfer (in form and substance satisfactory to the Company), together with the share certificate(s) and such other evidence of title, as well as confidentiality undertakings as the Company may require in its discretion. Until the Transferee has been registered in the Shareholder Register or other applicable register, as the case may be in respect of the shares or any rights attached thereto so transferred, the Company may continue to regard the Transferor as the owner thereof.

23.1.6. Any attempted or purported Transfer of shares or rights which is not in compliance with the provisions of this Article 23 shall be null and void.

23.1.7. The provisions of this Article 23 shall also apply to Transfer of any debt or equity securities of the Company (other than the Ordinary Shares or the Preferred Shares) or any rights to acquire any such debt or equity securities of the Company, unless otherwise determined by the Board. For clarity, the Ordinary Shares and Preferred Shares shall be subject to the provisions of this Article 23 as set forth herein to the extent referring to shares of the Company, or specifically to Ordinary Shares and/or Preferred Shares.

23.2. Right of First Refusal. Without derogating from and subject to the provisions of Articles 23.1, and 23.5, until an IPO and except as set forth in Articles 23.2.8 or 23.2.9 below, the following provisions shall govern any Transfer of shares in the Company:

23.2.1. In the event that a holder of Ordinary Shares, other than an Investor (the “Offeror”) proposes to Transfer all or any shares of the Company held by it to any Transferee, it shall first give the Company a written notice which shall include a copy of the bona fide written offer to effect such Transfer (which may include a non-binding term sheet, letter of intent or any similar written instrument) and, if existing, a copy of the agreement governing such proposed Transfer), describing therein the number and class of shares proposed to be Transferred (in this Article 23.2, the “Offered Shares”), the proposed Transferee(s) (including its ultimate controlling shareholder (if any), if such proposed Transferee is a corporate entity), the price per Offered Share (and any adjustments thereto), the terms of payment, credit and any other material term or condition related to such proposed Transfer (such notice, the “Offer”). In such Offer the Offeror shall request the Company to send the Offer to the Qualified Shareholders and the members of Management (other than the Offeror) (the Company, the members of Management (as applicable) and the Qualified Shareholders (other than the Offeror) shall be referred to herein as the “Offerees”) and such Offer shall constitute a binding offer of the Offeror to each of the Offerees to purchase all or any of the Offered Shares under the same terms offered to the Transferee as described in the Offer, and subject to the terms of this Article 23.2. If the Offer complies with the provisions of this Article 23.2, then the Company shall send the Offer to the applicable Offerees as soon as reasonably practicable after receipt of the Offer.

23.2.2. Any Offeree may unconditionally accept such Offer in respect of all (or any) of the Offered Shares by giving the Company (or in case of exercise by the Company, to the Offeror) written notice in the form prescribed by the Company to that effect within 14 Business Days of receipt (or deemed receipt) of the Offer (the “Offer Period”). If an Offeree does not respond to the Offer within the Offer Period, it shall be deemed to have waived such an Offer.

23.2.3. If, by the end of the Offer Period, acceptances, in the aggregate, have been received in respect all of the Offered Shares, then the terms set forth in the Offer shall be binding upon the Offeror and the accepting Offerees such that each Offeree who has so accepted the Offer shall purchase the number of Offered Shares indicated in the acceptances notice submitted by such Offeree, and the Offeror must sell such Offered Shares to such Offerees in the respective numbers indicated in their acceptance notices, all in accordance with the terms set forth in the Offer. The Offer shall be deemed to have been accepted, whether Offered Shares are Transferred solely by the Offeror, or also by Participants exercising their co-sale right under Article 23.3 below.

23.2.4. If, by the end of the Offer Period, acceptances, in the aggregate, have been received in respect of more than 100% of the Offered Shares, then the rights and obligations to purchase such Offered Shares shall be, first, be allocated to the Company) in accordance with its acceptance notice, and then, to the extent that following such allocations, not all of the Offered Shares are allocated for sale to the Company, the remaining Offered Shares shall be allocated among the Offerees (other than the Company) in accordance with their respective Pro-Rata Share of the Offered Shares, but without exceeding the number of Offered Shares indicated in each such Offeree’s acceptance notice (any excess Offered Shares, if any, remaining after each such allocation, shall be re-allocated in the same manner among those Offerees who have not yet been allocated the full amount of Offered Shares they elected to purchase under their acceptance notices, until each such accepting Offeree has been allocated the number of Offered Shares indicated in its acceptance notice or until the rights (and obligations) to purchase 100% of the total Offered Shares have been allocated as aforesaid).

23.2.5. If by the end of the Offer Period, no acceptances have been received or acceptances have been received for less than 100% of the Offered Shares, then the Offeror shall not be required to sell any of the Offered Shares to any accepting Offeree, but will be entitled, during the ninety (90) days following the end of the Offer Period, to Transfer all (but not less than all) of the Offered Shares only to the proposed Transferee indicated in the Offer (and, at its discretion, to all (but not less than all) the accepting Offerees based on the amounts originally accepted thereby), subject in all cases to compliance with the provisions of Article 23.1, at a price that shall not be less than the price indicated in the Offer and under terms not more favorable to the proposed Transferee than those specified in the Offer. If such Offered Shares are not Transferred in compliance with the foregoing within ninety (90) days following the end of the Offer Period, such Offered Shares shall not be Transferred to any Person without again being subject to the provisions and restrictions of this Article 23.2.

23.2.6. Should the purchase price specified in the Offer be payable in assets, property or rights other than cash, the Offerees shall have the right to pay the purchase price in the form of cash equal in amount to the value of such assets, property or rights. The valuation shall be made by an appraiser of recognized standing selected by the Board, whose appraisal shall be determinative of such value. If the Preferred Majority request, then the fair market value shall be as determined in a valuation prepared by a qualified independent expert appointed by the Board, which will be one of the ‘Big Four’ accounting firms, or as otherwise reasonably agreed between the Board and the Preferred Majority. The period for exercise of the right of first refusal by the Offerees shall commence at such time that the valuation has been provided to all Offerees. The cost of such appraisal shall be shared equally by the Offeror and, if any, the Offerees who elected to exercise the right of first refusal, with one-half of the cost borne by the Offerees (if applicable) pro rata to the number of shares each such party elected to purchase pursuant to this Article 23.2.

23.2.7. Each Qualified Shareholders shall be entitled to apportion or assign the exercise of its right pursuant to this Article 23.2 among itself and its Permitted Transferees in such portions as it deems appropriate.

23.2.8. The right of first refusal under this Article 23.2 will not apply to Transfers of shares of the Company by Offerors (i) to their respective Permitted Transferees, (ii) in a Deemed Liquidation, or (iii) pursuant to Articles 23.3 or 23.4.

23.2.9. The right of first refusal under this Article 23.2 may be waived (in a particular instance or in general) by the written consent of each of the Preferred Majority and SUN (provided it applies to all Offerees in the same manner) and shall be binding on all Offerees.

23.2.10. In accordance with the provisions of Article 23.1.7, this Article 23.2 shall apply also to Transfer of any other debt or equity securities of the Company or any rights to acquire any such debt or equity securities of the Company, unless otherwise determined by the Board or in the instrument governing such Securities.

23.3. Co-Sale Rights.

23.3.1. Without derogating from and subject to the provisions of Article 23.2 and 23.6, if, until an IPO, SUN (the “Seller”) desires to Transfer any shares of the Company (in this Article 23.3, “Offered Shares”), then each holder of Preferred Shares (other than the Seller) and each Key Employee shall have the right, exercisable within the Offer Period set forth in Article 23.2.1 above, to require, as a condition to such Transfer described therein, that the contemplated purchaser of such Offered Shares shall purchase from such holder of Preferred Shares and/or Ordinary Shares, as applicable (any such holder who exercises its Co-Sale Right is referred to herein as a “Participant”) at the same price per share and on the same terms and conditions as applicable to such Transfer by the Seller, that number of the shares (including, Ordinary Shares to be issued upon conversion of the Preferred Shares conditional upon such sale) of the Company held by such Participant (or a portion thereof) equal to the lower of: (A) the number of shares indicated by the Participant in its Co-Sale Notice (as defined below); or (B) the number of shares expressed by multiplying (i) that number of Offered Shares proposed to be acquired by such purchaser, on an as-converted basis (the “Transaction Shares”) by (ii) a fraction, the numerator of which is the number of shares of the Company then held by such Participant, on an as-converted basis, and the denominator of which is the sum of (A) the aggregate number of shares of the Company then held by all Participants, on an as-converted basis, plus (B) the aggregate number of shares of the Company then held by the Seller, on an as-converted basis (such portion with respect to each such Participant shall be referred to as the Participant’s “Co-Sale Pro Rata Portion”); provided that if in the transaction relating to the Transfer of Offered Shares and any other transactions or series of transaction another Person will have control (as defined in Article 1.1) of the Company following such transaction(s), then each Participant may elect to sell all (or any part) of its shares in the Company (and such number shall be deemed the Co-Sale Pro Rata Portion), and accordingly the Offered Shares to be sold by the Seller shall be so reduced; provided further that notwithstanding the foregoing, no Key Employee shall be permitted to participate as an eligible Participant, unless the transferee agreed to increase the number of Offered Shares to allow Key Employees’ participation in a manner that would not reduce the participation of IGP in such transaction.

23.3.2. Each eligible Participant may exercise the right set forth in Article 23.3.1 above by giving the Seller and the Company a notice to that effect (the “Co-Sale Notice”) within the Offer Period, specifying therein the number of shares such eligible Participant elects to Transfer on the terms of the Offer. In the event that one or more Participants elects to participate in such Transfer under the Offer, then, if the Transfer to the purchaser is consummated, each such Participant shall be entitled to Transfer to the purchaser as part thereof, and no Transfer of any Offered Shares by the Seller shall be completed unless simultaneously with such Transfer the purchaser purchases, such Participant’s Co-Sale Pro Rata Portion of the Transaction Shares (and if more than one Participant so notified the Seller, all Participants’ respective Co-Sale Pro Rata Portions of the Transaction Shares), at the same price per share and on the same terms and conditions as set forth in the Offer. The portion of the Offered Shares to be Transferred by the Seller shall be decreased to allow for the Transfer by all Participants of shares constituting their respective Co-Sale Pro Rata Portions of the Transaction Shares in compliance with this Article 23.3. If an eligible Participant did not respond to the Offer within the Offer Period, it shall be deemed to have waived its right to participate in the Transfer pursuant to such Offer pursuant to this Article 23.3.

23.3.3. If none of the eligible Participants elect to participate in such Transfer, or if some of them elect to so participate, then the Seller shall be entitled to Transfer all, or the appropriate pro rata portion (together with the Participants’ respective Co-Sale Pro Rata Portions of the Transaction Shares), as applicable, of the Offered Shares, to the purchaser at any time within the ninety (90)-day period set forth in Article 23.2.5. Any such Transfer shall be at terms and conditions not more favorable to the Seller than those specified in the Co-Sale Offer. Any of the Seller’s Offered Shares not sold within such ninety (90)-day period shall again be subject to the requirements of this Article 23.3.

23.3.4. The rights of co-sale under this Article 23.3 shall not apply to a Transfer of any shares or other securities of the Company by the Seller to its Permitted Transferees.

23.3.5. The right of co-sale under this Article 23.2 may be waived (in a particular instance or in general) by, and may not be amended without, the written consent of the Preferred Majority (provided it applies to all Participants in the same manner) and shall be binding on all Participants.

23.3.6. In accordance with the provisions of Article 23.1.7, this Article 23.3 shall apply also to Transfers of any other debt or equity securities of the Company or any rights to acquire any such debt or equity securities of the Company, unless otherwise determined by the Board or in the instrument governing such Securities.

23.4. Bring Along.

23.4.1. Until an IPO, in the event that Shareholders satisfying the terms and conditions of the Required Majority (as defined below) (the “Initiating Shareholders”), accept and/or approve an offer from a potential buyer (the “Buyer”) to effect, in a single transaction or series of related transactions, a sale of all or substantially all of the issued and outstanding shares of the Company (other than any shares of the Buyer or its Affiliates, if any) (a “Share Sale Transaction”), or to sell, lease, transfer, exclusively license or other dispose of all or substantially all of the assets of the Company, or any other Deemed Liquidation (each, the “Proposed Transaction”), then, notwithstanding any no-sale restriction, first refusal or other rights or restrictions to which any Shareholder may be entitled or by which it may be bound, each Shareholder shall:

(a) vote (in person, by proxy or otherwise) at every meeting of the Shareholders called with respect to the Proposed Transaction, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect thereto, all shares of the Company then held by such Shareholder or over which such Shareholder then holds voting power: (A) in favor of or to approve such Proposed Transaction and any other matter determined by the Board or the Initiating Shareholders in connection with such Proposed Transaction, and (B) against any matter determined by the Board or the Initiating Shareholders, including against any proposal for any merger, sale of shares or assets or other Deemed Liquidation (other than the Proposed Transaction) between the Company and/or its Shareholders and any Person or entity (other than the Buyer) or any other action, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Proposed Transaction, or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled, or that would otherwise impair the ability of the Company or the Shareholders to properly and timely consummate such Proposed Transaction, in each case unless otherwise determined by the Board or the Initiating Shareholders;

(b) if the Proposed Transaction is a Share Sale Transaction, sell, transfer and deliver, or cause to be sold, transferred or delivered, all of its shares and other securities to the Buyer, free and clear of any liens, claims or encumbrances on the terms and conditions of the Proposed Transaction;

(c) not challenge, or claim against, the Proposed Transaction, including the terms, validity or binding effect thereof;

(d) execute and cause to be executed any and all documents (including without limitation any instruments of conveyance and transfer, purchase agreement, merger agreement, escrow agreement, indemnification agreement, etc.), and take all actions, as may reasonably be required by the Board or the Initiating Shareholders in order to effect such Proposed Transaction; and

(e) not deposit, and cause its Affiliates not to deposit, any shares or other securities of the Company owned by such Shareholder or its Affiliates in a voting trust or subject any shares or other securities of the Company to any arrangement or agreement with respect to the voting of such shares or other securities of the Company, unless specifically requested to do so by the Board or the Initiating Shareholders in connection with the Proposed Transaction;

in each case provided that:

(f) the proceeds in the Proposed Transaction shall be distributed and allocated among the Shareholders in accordance with the provisions of Article 7 hereof;

(g) any representations and warranties to be made by a non-Initiating Shareholder in the Proposed Transaction are limited to matters particular to such Shareholder;

(h) such non-Initiating Shareholder shall not be liable for the inaccuracy of any representation or warranty made by, or for breach of any covenant of, any other Person in connection with the Proposed Transaction, other than by the Company (in which case the liability of such non-Initiating Shareholder shall be several and not joint); in each case, except to the extent that funds may be paid out of an escrow or deducted from any payable amount (such as holdback or set-off from earn-outs) established to cover inaccuracy of representations or warranties and breach of covenants of the Company or inaccuracy by any Shareholder of any representations, warranties and breach of covenants provided by all Shareholders in a substantially similar manner;

(i) the liability of such non-Initiating Shareholder under the Proposed Transaction, including for any indemnity, if any, shall in no event exceed the amount of consideration paid (including amounts held in escrow or otherwise held back or earned but not yet paid prior to the indemnity payment date) to such Shareholder in such Proposed Transaction in accordance with the provisions of these Articles, except in case of fraud, willful misrepresentation or willful misconduct;

(j) such non-Initiating Shareholder shall not be required to undertake any covenant in connection with the Proposed Transaction limiting the business activities and operations of such non-Initiating Shareholder and/or its Affiliates (other than covenants regarding confidentiality and non-publicity in connection with the completion of the Proposed Transactions and waiver of claims in its capacity as a shareholder); and

(k) such non-Initiating Shareholder shall not be required to amend, extend or terminate any contractual or commercial relationship with the Company, the Buyer or their respective Affiliates in connection with such Proposed Transaction (except in accordance with the terms of any such contractual or commercial relationship, and except for any shareholders, investors, share purchase and similar agreements made in connection with such Shareholder’s investment or equity interest in the Company).

23.4.2. In the event that the terms and conditions of Required Majority are satisfied, any Transfer of shares or other securities by the Shareholders, other than pursuant to the Proposed Transaction, shall be prohibited until the earlier of the consummation, termination or expiration of such Proposed Transaction, unless the Transferee is bound by the terms of this 23.4 and such Transfer would not impair the ability of the Company or the Shareholders to properly and timely consummate such Proposed Transaction.

23.4.3. Each Shareholder shall be deemed to have given an exclusive and irrevocable proxy and power of attorney to such Person as shall be designated by the Board or the Initiating Shareholders to: (a) vote at every meeting of the Shareholders called with respect to the Proposed Transaction, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect thereto, all shares of the Company then held by such Shareholder or over which such Shareholder then holds voting power, in accordance with Article 23.4.1(a), (b) execute and deliver on such Shareholder’s behalf any and all documents to effect the Proposed Transaction as shall be deemed necessary by the Person so designated by the Board or the Initiating Shareholders, in such Person’s sole and absolute discretion, including, without limitation, definitive agreements, deed of transfer of shares or any other instrument of transfer, and (c) at the closing of the Proposed Transaction, to transfer all such Shareholder’s shares or other securities of the Company to the Buyer; in each case, if and to the extent such Shareholder fails for any reason to vote or take the applicable action, when and as required by the Board or the Initiating Shareholders to effect the Proposed Transaction. The irrevocable powers of attorney and appointments hereunder shall be valid and in full force and effect for the purposes of this Article 23.4 and for the purposes of Section 341 of the Companies Law, should it be applicable to the Proposed Transaction. In the event that a Shareholder fails to surrender its share certificate(s) or any instrument evidencing other security(ies) in connection with the consummation of a Proposed Transaction, such certificate(s) or instrument(s), as the case may be, shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Buyer, and the Board shall be authorized to establish an escrow account for the benefit of such Shareholder, into which the consideration for the shares or other securities represented by such cancelled certificate or instrument shall be deposited, and which shall be administered by such Person as determined by the Company or the Initiating Shareholders, until such time as such Shareholder shall surrender its certificate(s) or instrument(s) or otherwise present evidence to the Company’s satisfaction that such certificate or instrument was lost, stolen or destroyed and shall otherwise comply with the conditions for release then set by the Board or the Initiating Shareholders. Each Shareholder recognizes and accepts that any powers granted to the Board and the Initiating Shareholders as set forth in this Article 23.2.1 are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon exercise thereof, shall be irrevocable with respect to such matter or action executed or taken by the Board and/or the Initiating Shareholders with such powers.

23.4.4. Anything in these Articles to the contrary notwithstanding, in accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by the Initiating Shareholders, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the Proposed Transaction on behalf of the Company, at any time from such time as the Initiating Shareholders so notify the Board that they have accept and/or approve an offer from a Buyer to effect a Proposed Transaction.

23.4.5. The provisions of this Article 23.4 set forth an independent and distinct arrangement, separate and unrelated to the procedures set forth in Section 341 of the Companies Law (“Section 341”), which the Shareholders intend to apply in the circumstances described herein, and any conditions or requirements that are set forth in Section 341 of the Companies Law shall not apply to the arrangements set forth in this Article 23.4. No Shareholder other than the Initiating Shareholders shall be entitled to request the Company, the other Shareholders or any other party to the Proposed Transaction (e.g. the Buyer) to act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Proposed Transaction. In addition and without derogating from the foregoing, the provisions of Section 341 may also be applied with respect to the Proposed Transaction. Without limitation of the foregoing, if the Proposed Transaction is effected pursuant to Section 341, the Required Majority set forth herein shall also be the majority threshold applicable for the purpose of Section 341. Additionally, if the Proposed Transaction is effected pursuant to Section 341, the Shareholders specifically agree that Section 341 shall be implemented in accordance with the provisions of this Article 23.4 (such as, the notices, time frames, etc.).

23.4.6. For the purpose of Section 341 and these Articles (i) the price, terms and conditions of a Proposed Transaction shall be considered to apply in the same manner as to all Shareholders, and the Shareholders shall be deemed to have been treated equally in the Proposed Transaction, if the application of such price, terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the rights, preferences and privileges conferred upon such shares under these Articles; (ii) any payments made in the Proposed Transaction to Shareholders in their capacity as employees, creditors or beneficiaries of any bonus, retention or incentive plan or any similar payment or arrangement shall not be deemed to be treated or paid unequally compared to any Shareholders not receiving such additional payments; and (iii) if the consideration to be paid in exchange for the shares or other securities to be sold in the Proposed Transaction pursuant to this Article 23.4 includes any securities and due receipt thereof by any Shareholder would require under applicable law (A) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (B) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors”, then the Board or the Initiating Shareholders may cause to be paid to any such Shareholder in lieu thereof an amount in cash equal to the fair value (as determined in good faith by the Board or the Initiating Shareholders) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares or other securities of the Company, and to that extent such Shareholder shall not be deemed to be treated or paid unequally compared to any other Shareholders. If the Preferred Majority request, then the fair market value shall be as determined in a valuation prepared by a qualified independent expert appointed by the Board, which will be one of the ‘Big Four’ accounting firms, or as otherwise reasonably agreed between the Board and the Preferred Majority. The fees and expenses of such third party shall be borne and paid for by the Company.

23.4.7. For purposes hereof, the “Required Majority” shall mean: (i) IGP (so long as IGP holds shares constituting the Preferred Majority), at any time beginning from the 5th year anniversary of the Series A Closing Date (such right and a Proposed Transaction pursuant to this clause, to be referred to as “IGP Bring Along Right”); (ii) SUN (so long as SUN and IGP in the aggregate hold the majority of the issued and outstanding Ordinary Shares and Preferred Shares of the Company, taken together, on an as converted basis), at any time, provided that in such case the holders of Preferred Shares shall only be subject to Article 23.4 if and to the extent that proceeds paid on each Preferred Share is as agreed between SUN and IGP in the Shareholders Agreement (such right and a Proposed Transaction pursuant to this clause, to be referred to as “SUN Bring Along”, and collectively with IGP Bring Along Right, as applicable, the “Bring Along Rights”); or (iii) holders of at least a majority of the then issued and outstanding shares of the Company on an as-converted basis and a majority of the issued and outstanding Preferred Shares of the Company, on an as converted basis (excluding, for calculation purposes hereof, any shares held by the Buyer or any Affiliate thereof or anyone on behalf of such Buyer or Affiliate thereof, unless the Buyer together with its Affiliates hold in the aggregate 95% or more of the then issued and outstanding shares of the Company on an as-converted basis, in which case the shares then held thereby shall not be so excluded).

23.4.8. This Article 23.4 shall not be amended nor any provision in respect of the Preferred Shares be waived (in a particular instance or generally) without the written consent of the Preferred Majority.

23.5. No Sale.

23.5.1. Until the earlier of (i) an IPO and (ii) the second (2nd) year anniversary of the Series A Closing Date, no Shareholder shall Transfer any shares of the Company held by such Shareholder to any Person, other than to a Permitted Transferee of such Shareholder in which case the provisions of this Article 23.5 shall continue to apply with respect to such transferred Shares.

23.5.2. Until the earlier of (i) an IPO and (ii) the second (2nd) year anniversary of the Series A Closing Date, each of Yossi Carmil, Ron Serber and Dana Gerner (each a "Key Employee"), shall not Transfer any shares of the Company, Options or other securities or rights convertible, exercisable or exchangeable, directly or indirectly, for or into shares of the Company held, beneficially or on record, by each of them, to any Person, other than to a Permitted Transferee thereof, in which case the provisions of this Article 23.5 shall continue to apply with respect to such transferred securities. Following the second (2nd) year anniversary of the Series A Closing Date, and until an IPO, each Key Employee may, in each 12 months, Transfer shares to any Person in an amount equal to up to 6.66% of the aggregate shares, Options or other securities or rights convertible, exercisable or exchangeable, of the Company, held by him/her directly or indirectly as of the Series A Closing Date, provided that such Transfers shall not exceed 20% of the aggregate shares, in each case, subject to Article 23.1 and 23.2.

23.5.3. The provisions of this Article 23.5 may be waived (in any particular instance or generally) with the written consent of each of the Preferred Majority and SUN (in addition to any other consent required under these Articles or applicable law).

23.5.4. The restrictions on Transfer of securities set forth in this Article 23.5 shall not apply to any Transfer as part of a sale or other irrevocable disposition of all or of substantially all of the Company’s shares in a Deemed Liquidation and/or pursuant to Articles Article 23.3 or 23.4.

23.5.5. This Article 23.5 will not be amended in a manner adverse to any Investors or Key Employee without the written consent of each such affected holder.

23.6. Right of First Offer. Without derogating from and subject to the provisions of Articles 23.1 and 23.5, from and after the second (2nd) year anniversary of the Series A Closing Date, and until an IPO and except as set forth in Articles 23.6.7 or 23.6.8 below, the following provisions shall govern any Transfer of shares in the Company:

23.6.1. In the event that an Investor holding Ordinary Shares or Preferred Shares (the “ROFO Offeror”) proposes to Transfer all or any shares of the Company held by it to any Transferee, it shall first give the Qualified Shareholder (other than the ROFO Offeror) and the members of Management (collectively referred to herein as the “ROFO Offerees”) a written notice stating therein the number and class of shares proposed to be Transferred (in this Article 23.6, the "ROFO Notice" and the “ROFO Shares”, respectively). The ROFO Offeror may provide the ROFO Notice to the Company in which case the Company shall promptly send the ROFO Notice to the ROFO Offerees as soon as reasonably practicable after receipt of the ROFO Notice.

23.6.2. The ROFO Offerees shall then have the right, exercisable within 14 Business Days following delivery of the ROFO Notice (the "ROFO Period") to submit a binding offer (or a joint binding offer in case of several ROFO Offerees) to the ROFO Offeror to purchase the ROFO Shares, which notice shall include all terms and conditions, including the price per share, the type and timing of payment, any representations, warranties and indemnities, and the closing conditions (the "ROFO Offer"). The ROFO Offer shall be for no less than 100% of the ROFO Shares. As among the ROFO Offerees each shall be entitled to offer to purchase its Pro-Rata Share and the Pro-Rata Share of any other ROFO Offerees (being re-allocated among those ROFO Offerees who have not yet been allocated the full amount of ROFO Shares they wish to offer to purchase, until 100% of the total Offered Shares have been allocated), provided that the aggregate number of shares offered to purchase is all and not less than all of the ROFO Shares. Each ROFO Offer shall constitute a binding offer of the applicable ROFO Offeree to the ROFO Offeror, which binding offer shall remain outstanding and exercisable by the ROFO Offeror at its election for the duration of the ROFO Acceptance Period.

23.6.3. Any ROFO Offeree that does not intend to deliver a ROFO Offer within the ROFO Period, shall so promptly notify the ROFO Offeror. Any ROFO Offeree that does not respond to the ROFO Notice within the ROFO Period, shall be deemed to have waived its rights pursuant to this Article 23.6. If no ROFO Offeree shall have submitted a ROFO Offer prior to the expiration of the ROFO Period, or ROFO Offers have been received for less than 100% of the ROFO Shares, then all ROFO Offerees shall be deemed to have waived their rights pursuant to this Article 23.6.

23.6.4. If, by the end of the ROFO Period, a ROFO Offer to purchase all ROFO Shares was made by ROFO Offeree(s) and, prior to the expiration of the ROFO Acceptance Period, the ROFO Offeror accepts such ROFO Offer then, then the terms set forth in the ROFO Offer (or in any other agreement agreed by such parties) shall be binding upon the ROFO Offeror and such ROFO Offeree(s) such that each ROFO Offeree shall purchase the number of ROFO Shares indicated in the ROFO Offer, and the ROFO Offeror must sell such ROFO Shares to such ROFO Offeree(s) in the respective numbers indicated in the ROFO Offer; provided that the sale and purchase is simultaneously for all and not less than all of the ROFO Shares.

23.6.5. If by the end of the ROFO Period, the ROFO Offeror did not accept the terms of the ROFO Offer from the ROFO Offerees to purchase 100% of the Offered Shares, then the ROFO Offeror shall not be required to sell any of the ROFO Shares to any ROFO Offeree making the ROFO Offer, but will be entitled to Transfer all (but not less than all) of the ROFO Shares, subject in all cases to compliance with the provisions of Article 23.1, at a price and under terms not more favorable, in the aggregate, to the proposed Transferee than those specified in the ROFO Offer (if any) until the later of (the “ROFO Acceptance Period”): (i) twelve (12) months following the end of the ROFO Period, or (ii) if a definitive agreement for the purchase of ROFO Shares was signed during such 12 months period in clause (i), then until the termination of such definitive agreement. If such ROFO Shares are not Transferred within the ROFO Acceptance Period, such ROFO Shares shall not be Transferred to any Person without again being subject to the provisions and restrictions of this Article 23.6. The ROFO Offerees shall have no obligation to deliver a ROFO Offer and the ROFO Offeror shall have no obligation to accept or negotiate any ROFO Offer; it being clarified that at the end of the ROFO Acceptance Period the ROFO Offeror may elect to accept the ROFO Offer. Without derogating from the explicit obligation of the ROFO Offeror in this Article 23.6, nothing herein shall be deemed to limit or restrict, in any manner, the freedom, power or authority of the ROFO Offeror to accept, reject, negotiate, in their sole discretion, any offer from any third party, if the ROFO are deemed to have waived their rights pursuant to this Article 23.6. Neither the ROFO Offer nor any negotiation thereof shall be legally binding on the ROFO Offeror or give rise to legal rights or obligations of the ROFO Offeror, and it does not constitute a binding undertaking or representation concerning its subject matter, even if the parties subsequently work together and take action (or refrain from taking action) on the assumption or in the expectation that any documents in connection with a possible transaction, except if and to the extent expressly set out in a definitive and binding agreement duly executed and approved by such parties.

23.6.6. Each Qualified Shareholders shall be entitled to apportion or assign the exercise of its right pursuant to this Article 23.6 among itself and its Permitted Transferees in such portions as it deems appropriate.

23.6.7. The right of first offer under this Article 23.6 will not apply to Transfers of shares of the Company by ROFO Offerors (i) to their respective Permitted Transferees, (ii) in a Deemed Liquidation, (iii) pursuant to Articles 23.3 or 23.4; (iv) in the case of Preferred Shares, following the earliest to occur of (a) the fifth (5th) year anniversary of the Series A Closing Date, (b) the date of IGP’s delivery of a Company Offer (as defined in the Shareholders Agreement), and (c) the initiation of the Review Period (as defined in the Shareholders Agreement); and (v) in the case of Preferred Shares, in a transfer of 45% or less of the total issued and outstanding Preferred Shares.

23.6.8. The right of first offer under this Article 23.6 may be waived (in a particular instance or in general) by the written consent of each of the Preferred Majority and SUN (provided it applies to all ROFO Offerees in the same manner) and shall be binding on all ROFO Offerees.

23.7. Transmission of Shares

23.7.1. Decedent’s Shares. Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board; provided, however, that any Transfer of shares or other rights to any heir who is not a Permitted Transferee of the deceased Shareholder, shall be subject to the provisions of Articles 23.2 and 23.6 above and for such purpose the shares that are proposed to be Transferred shall be deemed to be proposed to be transferred at their fair market value as determined in good faith by the Board.

23.7.2. Receivers and Liquidators. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

23.8. Suspension of Share Transfer Registration. The Board may suspend the registration of share transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

General Meetings

24. Annual Meeting. The Company shall not be required to hold an Annual General Meeting (as defined in the Companies Law) except to the extent required under the Companies Law. If convened the Annual General Meeting shall be held at such time and place as determined by the Board, subject to the requirements of the Companies Law. If an Annual General Meeting is convened, the Company shall not be required to send its financial statements together with the notice of such Annual General Meeting except to the extent required under the Companies Law.

25. Extraordinary Meetings. All General Meetings other than Annual General Meetings shall be referred to as “Extraordinary Meetings”. The Board may, whenever it deems fit, convene an Extraordinary Meeting at such time and place as may be determined by the Board. The Board shall be obliged to do so upon a request in writing in accordance with Section 63 of the Companies Law.

26. Class Meetings. The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a particular class of shares of the Company or of a few classes, voting together as one class (a “Class Meeting”).

27. Notice of General Meetings

27.1. A notice of a General Meeting shall be delivered at least fourteen (14) days prior to the date fixed for the General Meeting; provided, however, that such notice shall not be delivered more than forty five (45) days prior to the date fixed for the General Meeting. Notice shall be delivered to all Shareholders who are entitled to attend and vote at such meeting.

27.2. A Shareholder entitled to receive notices of General Meetings may waive such right, or the right to receive prior written notice, generally or in respect of a specific General Meeting, and shall be deemed to have waived such right with respect to any General Meeting at which such Shareholder was present, in person or by proxy.

27.3. Unless otherwise determined by the Board the record date for determining the identity of the Shareholders entitled to receive notices of General Meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders (including without limitation, the rights with regard to distribution of dividends), shall be the date of the notice of the General Meeting.

27.4. Each notice of General Meeting shall specify the place, the day and hour of the meeting, the agenda of the meeting and a reasonable description of the proposed matters for discussion. Notwithstanding anything herein to the contrary, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given. A consent by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

27.5. Any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not invalidate the proceedings at such meeting.

Proceedings at General Meetings

28. The Agenda of General Meetings

28.1. The agenda of General Meetings shall be determined by the Board or in accordance with the provisions of the Companies Law.

28.2. The Board may, in its sole discretion, provide to the Shareholders a recommendation with respect to any matter which is on the agenda of the General Meeting or otherwise solicit the vote of the Shareholders. Such recommendation or solicitation shall be delivered at the expense of the Company.

29. Quorum

29.1. No business shall be transacted at a General Meeting unless a lawful quorum is present when the meeting proceeds to business and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon.

29.2. Subject to the provisions of these Articles, any two or more Shareholders (including SUN and IGP), present in person or by proxy, and who hold or represent in the aggregate at least a majority of the voting power represented by the issued and outstanding share capital of the Company (on an as-converted basis) as of the record date, shall constitute a lawful quorum at General Meetings. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders he is representing.

29.3. If within 30 minutes from the time appointed for the General Meeting a quorum is not present, the meeting shall stand adjourned to the same day, time and place in the next week (or the first Business Day thereafter), or to a later date if so mentioned in the General Meeting’s notice. At such adjourned meeting, a quorum shall be required in accordance with Article 29.2 above. If an adjourned General Meeting is convened in accordance with this Article 29.3 and a quorum is not present within 30 minutes of the announced time the requisite quorum at such adjourned General Meeting shall be any number of Shareholders present in person or by proxy, or if convened upon requisition under Sections 63 or 64 of the Companies Law, then the requisite quorum at an adjourned General Meeting shall be as set forth in Section 63 of the Companies Law. At such adjourned General Meeting the only business to be considered shall be those matters which might have been lawfully considered at the General Meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the General Meeting originally called.

30. General Meeting Chairman

30.1. The Chairman, if any, of the Board, or a director appointed by the Board for such purpose, shall preside as Chairman at every General Meeting. If there is no such Chairman, or if the Chairman is not present within fifteen (15) minutes after the time fixed for holding such meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number to be Chairman of such General Meeting.

30.2. The Chairman of any General Meeting shall not be entitled to a second or casting vote and the position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

31. Adjourned Meeting. A General Meeting at which a lawful quorum is present (“Original General Meeting”), may resolve by an Ordinary Majority to adjourn the General Meeting, from time to time, to another time and/or place (“Adjourned Meeting”), but no business shall be transacted at any Adjourned Meeting other than the business left unfinished at the Original General Meeting. A notice of adjournment and of the matters to be included in the agenda of the Adjourned Meeting shall be given to all Shareholders entitled to receive notices of General Meetings.

32. Adoption of Resolutions at General Meetings

32.1. All resolutions of the General Meeting shall be adopted by an Ordinary Majority, except as otherwise required by these Articles or the Companies Law.

32.2. Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

32.3. A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima-facie evidence of the fact, and no further proof verifying the contents of such declaration or the number or proportion of the votes recorded in favor of or against such resolution shall be required.

33. Validity of Acts Despite Defects. Subject to the provisions of the Companies Law, an accidental defect in convening or conducting the General Meeting, including such a defect deriving from the non-fulfillment of any provision or condition set forth in any applicable law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

34. Resolutions and Voting in Writing

34.1. A resolution in writing signed by all Shareholders then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, email or otherwise), or their oral consent by telephone (provided that such consent has been recorded by the Chairman of the Board) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

34.2. If so stated in a notice of a General Meeting, Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice, in the form provided by the Company, stating their vote, if any, on a matter to be considered by such meeting.

35. Conducting a General Meeting through Means of Communication

The Company may conduct a General Meeting through the use of any means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting and a Shareholder shall be deemed present in person at a General Meeting if attending such meeting through the means of communication used at such meeting.

36. Voting Power. Subject to any provision of these Articles conferring special rights as to voting, or restricting the right to vote, each Shareholder shall have one vote for each Ordinary Share held (or issuable upon conversion of Preferred Shares held) by such Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted in person or by proxy, by a show of hands, by written ballot or by any other means.

37. Voting Rights

37.1. No Shareholder shall be entitled to vote at any General Meeting or be counted as a part of the lawful quorum thereat, unless all calls and other sums then payable by him in respect of his shares in the Company have been paid, unless otherwise determined by the Board or in a written agreement made with such Shareholder.

37.2. A company or other corporate entity being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any Person to be its representative at any General Meeting. Any Person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were an individual Shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization in form acceptable to the Chairman shall be delivered to the Chairman.

37.3. Any Shareholder entitled to vote may vote either personally, or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 37.2, or by proxy in accordance with the requirements of these Articles for proxy appointments.

37.4. If two or more persons are registered as joint holders of any share, the vote of the senior holder who tenders a vote, in person, by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names stand in the Shareholder Register.

Proxies

38. Voting by Means of a Proxy

38.1. A Shareholder is entitled to appoint by written instrument a proxy (who is not required to be a Shareholder) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company.

38.2. In the event that the instrument appointing a proxy is not limited to a certain General Meeting, then such instrument, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 38 shall also apply to a Shareholder, which is a corporation, appointing a Person to participate and vote in a General Meeting in its stead.

39. An Instrument of Appointment

39.1. The instrument of appointment of a proxy shall be in writing in any usual or common form or in such other form as may be approved by the Board. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind such company or other corporate entity.

39.2. The proxy appointment instrument (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office or at such place as the Board may specify) not later than two (2) hours (or not later than twenty four (24) hours with respect to a General Meeting to be held outside of Israel) before the time fixed for the meeting at which the Person named in the proxy appointment instrument proposes to vote, or presented to the Chairman at such meeting.

40. Effect of Death of Appointer or Revocation of Appointment

40.1. A vote cast at a General Meeting pursuant to a proxy appointment instrument shall be valid notwithstanding the death, incapacity, bankruptcy or liquidation of the appointing Shareholder or the transfer of the share in respect of which the vote is cast.

40.2. The appointing Shareholder, if present in person at said General Meeting or by providing a written notice to the Company before such General Meeting, may (unless otherwise set forth in the proxy appointment instrument) revoke the appointment in writing.

Board of Directors

41. The Authority of the Board

41.1. The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

41.2. Without derogating from the generality of Articles 41.1 above and subject thereto and subject to Article 8.2 above, the Board’s authority shall include the following:

41.2.1. The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital;

41.2.2. The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate;

41.2.3. The Board may, from time to time, authorize any Person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

Board Meetings

42. Convening Meetings of the Board

42.1. A meeting of the Board is purported to be convened at least once every three months.

42.2. The Chairman of the Board, or any Director, may, at any time, convene a meeting of the Board, and the Chairman of the Board shall be obliged to do so upon receipt of a written demand from any of the Directors then in office or in any event that such meeting is required by the provisions of the Companies Law. In the event there is no such Chairman or a meeting of the Board was not convened within five (5) days following the delivery of such written demand, each of the Directors then in office may convene a meeting of the Board.

43. Notice of a Meeting of the Board

43.1. Any notice with respect to a meeting of the Board may be given by the Company orally or in writing, so long as the notice is given at least ten (10) Business Days prior to the date fixed for the meeting, unless all members of the Board agree to waive such notice or on a shorter time period or unless the matters to be discussed at such meeting are of such urgency and importance that notice ought reasonably to be waived under the circumstances, in which case only forty-eight (48) hours prior notice shall be provided, subject to the approval of the Chairman.

43.2. A notice with respect to a meeting of the Board shall include the venue, date and time of the meeting of the Board, the general nature of the business to be considered thereat and any other material that the Chairman of the Board, or the convening Director, requests to be included in the notice with respect to the meeting.

44. The Agenda of Board Meetings. The agenda of any meeting of the Board shall be as determined by the Chairman of the Board or by the Director convening the meeting. Without derogating from the Companies Law, any Director may submit any matter which is not within the day to day management of the Company to be included in the agenda of any meeting of the Board.

45. Quorum

45.1. No business shall be transacted at a meeting of the Board unless a lawful quorum is present at the time the meeting proceeds to business and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon.

45.2. A quorum at a meeting of the Board shall be constituted by a majority of the Directors (including one (1) SUN Director who shall preside as Chairman of the Board during such meeting and one (1) Investor Director) then in office who are lawfully entitled to participate in the meeting.

45.3. If within 30 minutes from the time appointed for a meeting of the Board a quorum is not present, the meeting shall stand adjourned at the same place and time 2 Business Days thereafter. At such adjourned meeting, a quorum shall be required in accordance with Article 45.2 above. If an adjourned meeting is convened in accordance with this Article 45.3 and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be any two (2) Directors (including one (1) SUN Director) then in office who are lawfully entitled to participate in the meeting who are present at such adjourned meeting. At an adjourned meeting of the Board the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board originally called.

46. Conducting a Meeting Through Means of Communication. The Board may conduct a meeting of the Board through the use of any means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

47. Voting in the Board. Unless otherwise provided by these Articles, matters presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon. Each Director (other than the Chairman of the Board) shall have a single vote and the Chairman of the Board shall have two votes. In the event of a tie vote, the vote of the Chairman shall be decisive and shall be the casting vote.

48. Written Resolution. A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their written consent or oral consent (provided that such consent has been recorded in writing by the Chairman of the Board), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

Directors

49. Composition of the Board

49.1. The number of Directors shall not be less than one (1) and shall not exceed seven (7) Directors or such number as the Offering Committee shall determine in order to establish the IPO Board.

49.2. The Directors shall be appointed, replaced and removed as follows until an IPO or such earlier time as the Offering Committee shall determine in order to establish the IPO Board:

49.2.1. SUN shall have the right to appoint, replace and remove three (3) Directors (each, a “SUN Director”, and collectively the “SUN Directors”).

49.2.2. So long as IGP holds shares constituting the Preferred Majority, the holders of majority of the Preferred Shares shall have the right to appoint, replace and remove two (2) Directors, as designated by IGP (each, an “Investor Director”, and collectively the “Investors Directors”). From and after such time as IGP does not hold the Preferred Majority, the holders of the Preferred Shares shall have the right to appoint, replace and remove one (1) Investor Director, as designated by the Preferred Majority.

49.2.3. One of the Global Co-CEOs (or, the CEO, as applicable) of the Company shall be a Director, ex-officio, each year on a rotation basis (the “Management Director”).

49.2.4. Except as set forth in Article 49.3 below, one (1) Director, not otherwise an Affiliate or employee of the Company or any Investor, mutually acceptable to one (1) of the SUN Directors and one (1) of the Investor Directors (the “External Director”).

49.3. Any appointment, dismissal or replacement of any Director, shall be made by written notice given to the Company by the party(ies) entitled to appoint such a Director and shall become valid and effective upon the day on which said written notice was received by the Company, or upon such later date (including, upon the occurrence of an event in the future) as may be noted in the notice; provided that dismissal of the External Director may be made by each of SUN or IGP.

49.4. Only those entitled to appoint, replace and remove Directors under Article 49.2 above shall be entitled to fill any vacancy, however created (including any position to which a Director was not elected), in the Board in respect of the Director they are entitled to appoint, replace and remove.

49.5. The size and composition of the board of directors of each subsidiary of the Company shall be equivalent to that of the Company as set forth in this Article 49, and accordingly the rights to appoint Directors to the Board as set forth in Article 49.2 above, shall also be granted and apply to the appointment of directors to each subsidiary.

49.6. Notwithstanding the foregoing, in the event the Company intends to file a registration statement (or comparable document) for an IPO, the Board will be structured in accordance with legal requirements to be applied to the Company (including, under the Companies Law and any other applicable laws, the relevant stock exchange rules and regulations) (the “IPO Board”) at such time and as determined by the Offering Committee, taking into consideration the established best practices in the public capital markets in which the IPO is to be consummated.

49.7. Observers.

49.7.1. IGP shall have observation rights (to appoint one representative, an “IGP Observer”) to attend all meetings of the Board in a nonvoting observer capacity.

49.7.2. The Global Co-CEO of the Company who is not a director as of a given time, shall be permitted, as a non-voting observer, to attend any and all meetings of the Board, any of the committees (“Co-CEO Observer” and, each of the Co-CEO Observer and the IGP Observer, an “Observer”).

49.7.3. No Observer shall have any rights or authorities of a director under applicable law. Notwithstanding the above, a party shall not have a right to appoint an Observer to the Board, and an Observer shall have no right or entitlement of an observer with respect to the Company, until such Observer has executed a confidentiality undertaking in favor of the Company, in form reasonably satisfactory to the Company (the “Observer Undertaking”). Following execution of the Observer Undertaking by an Observer, and subject to the above, such Observer shall be entitled to receive copies of all notices, written materials and other information provided to all members of the Board of Directors and committees thereof and at the same time as such materials are provided to the members of the Board of Directors and committees thereof, and to attend all such meetings of the Board of Directors and committees thereof.

49.7.4. Any appointment, dismissal or replacement of any Observer in accordance with this Article 49.6, shall be made by written notice given to the Company by IGP entitled to appoint such an Observer and shall become valid and effective upon the day on which said written notice was received by the Company, or upon such later date as may be noted in the notice.

50. Qualification of Directors

No Person shall be disqualified to serve as a Director (or an Alternate Director) by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

51. Directors Generally

51.1. Subject to the provisions of the Companies Law, and except for an accountant-auditor, a Director may hold another position in the Company.

51.2. A company or other corporate entity may serve as a Director in the Company.

52. Alternate Directors

52.1. Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself (“Alternate Director”), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

52.2. Anyone who is not qualified to be appointed as a Director and/or anyone serving as a Director or as an existing Alternate Director may not be appointed and may not serve as an Alternate Director.

52.3. An Alternate Director shall have all the rights and shall bear all obligations of the Director who appointed him (except that an Alternate Director may not appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), and provided however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

52.4. An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

52.5. The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 53, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

53. Vacation of Director’s Office. The office of a Director shall be vacated in any of the following cases:

53.1. If he resigned from his office by way of a signed letter, delivered to the Company. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later;

53.2. If he is declared bankrupt;

53.3. If he is declared by an appropriate court to be incapacitated;

53.4. Upon his death and, in the event of a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order;

53.5. If he is convicted of a crime requiring his termination pursuant to the Companies Law;

53.6. If his term of office is terminated in accordance with the provisions of the Companies Law if pursuant to any provision of the Companies Law he is prohibited from being a Director; or

53.7. Upon dismissal or replacement carried out by the appointing Shareholder(s) of the Director in accordance with Article 49.3 or at such time as the Shareholder(s) appointing such Director pursuant to Article 49.2 are no longer entitled to appoint such Director.

54. Continuing Directors in the Event of Vacancies. In the event of one or more vacancies in the Board, the continuing Directors may continue to act in every matter, subject to applicable law.

55. Compensation of Directors

55.1. A Director may be paid compensation by the Company for his services as Director, subject to the provisions of the Companies Law.

55.2. The Company may reimburse expenses incurred by a Director in connection with the performance of his duties as a Director, to the extent provided in a resolution of the Board; provided that the Company shall reimburse expenses of non-employee Directors for out-of-pocket reasonable travel, including hotel and incidental costs incurred in attending meetings of the Board or of committees of the Board and other meetings or events attended at the Company’s request.

56. Committees of the Board of Directors

56.1. Subject to the provisions of the Companies Law and the provisions of these Articles, the Board may delegate its authorities or any part thereof to committees, as it deems appropriate, and it may from time to time cancel the delegation of any such authority unless otherwise provided herein. A resolution adopted or an action taken by any committee of the Board shall have the same validity as a resolution adopted or an action taken by the Board if taken within the scope of the authority delegated.

56.2. Subject to the provisions of these Articles, other than the Committees established pursuant to Articles 56.5 through 56.10 (inclusive), the Board shall be entitled to establish additional committees. A SUN Director, an Investor Director and the Management Director shall be entitled to participate in any such additional committee of the Board and SUN shall be entitled to appoint any additional number of members in any such additional committees at its discretion.

56.3. The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each committee of the Board, unless otherwise prescribed by the committee or set forth in these Articles.

56.4. A quorum at a meeting of the committee shall be constituted by the majority of the Directors that are members of such committee (including one (1) SUN Director and one (1) Investor Director) then in office who are lawfully entitled to participate in the meeting.

56.5. A Strategy Committee of the Board shall be established, which shall discuss M&A and strategic alliance opportunities by the Company, as well as fundraising by the Company, and facilitate different approaches in deciding strategic opportunities by the Company. The Strategy Committee shall be comprised of three directors, being one SUN Director, one Investor Director and one Management Director. The Management Director shall serve as the chairman of the Strategy Committee.

56.6. An Audit Committee of the Board shall be established, which shall discuss the accounting issues (including for the avoidance of doubt the consolidation of the Company by SUN as required by applicable accounting standards) as well as other internal and external audit issues. The Audit Committee shall be comprised of three directors, being one SUN Director, one Investor Director and one Management Director. The SUN Director shall serve as the chairman of the Audit Committee.

56.7. A Compensation Committee of the Board shall be established, which shall discuss the compensation issue of the employees and management of the Company. The Compensation Committee shall be comprised of three directors, being one SUN Director, one Investor Director and one Management Director. The Investor Director shall serve as the chairman of the Compensation Committee.

56.8. The committees referred to in Articles 56.5, 56.6 and 56.7 shall discuss their agenda and shall provide recommendations to the Board, which shall consider the recommendations in good faith and in accordance with their fiduciary duties to the Company.

56.9. If and promptly after such time as IGP delivers to the Company an IPO Demand Notice (as defined in that certain Investors’ Rights Agreement of the Company), an Offering Committee shall be established, which shall discuss and be delegated, to the full extent permitted by law, with authorities and powers, on behalf of the Company, to take all necessary actions in order to effect and consummate an IPO (including, without limitation: engagement of legal counsel, bookrunners, underwriters, managers and other advisors on behalf of the Company, entering into underwriting agreements, managing the IPO process, and determining the IPO Board composition and identity, approval of the prospectus, registration statement and the related documents, and such other actions and incurring of expenses as it shall be deemed advisable for such purpose). The Offering Committee shall be comprised of three directors, being one SUN Director, one Investor Director and one Management Director. The Investor Director shall serve as the chairman of the Offering Committee. In accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by Offering Committee, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the IPO and any actions related thereto on behalf of the Company, at any time from such time as the Offering Committee so notifies the Board, subject to compliance with that certain Investors’ Rights Agreement of the Company. The Board may not cancel the delegation of authority and powers to the Offering Committee once established.

56.10. So long as IGP holds shares constituting the Preferred Majority, if and promptly after such time as IGP delivers to the Company an Exit Notice (as defined in the Shareholders Agreement), an Exit Committee shall be established, which shall discuss and be delegated, to the full extent permitted by law, with authorities and powers, on behalf of the Company, to take all necessary actions in order to effect and consummate a Proposed Transaction (including, without limitation, engagement of legal and financial advisors on behalf of the Company, initiating, managing and overseeing a bidding or auction process, reviewing and soliciting of offers, facilitating due diligence by prospective buyers, negotiating and entering into definitive agreements, and such other actions and incurring of expenses as it shall be deemed advisable for such purpose). From such time the Exit Committee is established, no Shareholder shall withhold the process and its consummation. The Exit Committee shall be comprised of three directors, being one appointee from each of SUN (subject to conflict of interest), IGP and Management and chaired by IGP. In accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by Exit Committee, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the Proposed Transaction and any actions related thereto on behalf of the Company, at any time from such time as the Exit Committee so notifies the Board (and, as between SUN and IGP, subject to compliance with the Shareholders Agreement). The Board may not cancel the delegation of authority and powers to the Exit Committee once established.

57. Chairman of the Board

57.1. Appointment: One of the SUN Directors shall serve as the Chairman of the Board. The Chairman of the Board shall preside at every meeting of the Board, but if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, another SUN Director present shall be appointed to preside at the meeting.

57.2. Authority; Casting Vote. The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings. In case of a tie vote at the Board, the vote of the Chairman of the Board shall be decisive and shall be the casting vote.

58. Validity of Acts Despite Defects. Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board, or of a committee of the Board, or by any Person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any Person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

Minutes

59. Minutes

59.1. Minutes of each General Meeting and of each meeting of the Board shall be duly entered in books provided for that purpose, which shall be kept in the Company’s registered offices. Such minutes shall set forth all resolutions adopted at the meeting and, with respect to minutes of Board meetings, the names of the Persons present at the meeting.

59.2. Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Office Holders; Auditor

60. The Chief Executive Officer (CEO). Subject to Article 8.2, the Board may appoint and dismiss a CEO, and may appoint more than one Person for such a position and may confer upon such Person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties and authorities of the Board as the Board may deem fit, subject to such limitations and restrictions as the Board may from time to time prescribe and subject to the provisions of the Companies Law. The CEO may be a Director. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the provisions of the Companies Law and of any contract between any such Person and the Company) fix the salaries and compensation thereof. Initially, Mr. Yossi Carmil and Mr. Ron Serber serve as the Global Co-Chief Executive Officers of the Company on the Series A Closing Date, pursuant to the terms of their respective employment agreements as entered into on the Series A Closing Date.

61. Other Office Holders of the Company. The Board may, subject to the provisions of the Companies Law, from time to time appoint, in addition to the CEO, other Office Holders, terminate the service of any such Person, define their positions and authorities, and set their compensation and terms of employment; and the Board may authorize the CEO to exercise any or all of its authorities stated in this Article 6161. Initially, Ms. Dana Gerner serves as the Global Chief Financial Officer of the Company on the Series A Closing Date, pursuant to terms of her employment agreement as entered into on the Series A Closing Date. The Chief Financial Officer shall report to the Company's CEO.

62. The Auditor. The appointment, authorities, rights and duties of the auditor(s) of the Company (the “Auditor”), shall be regulated by applicable law; provided, however, that in exercising their authority to fix the remuneration of the Auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board to fix such remuneration. The Shareholders at the Annual Meeting may appoint an Auditor for a period until the close of the following Annual Meeting or for a period not to extend beyond the close of the third Annual Meeting following the Annual Meeting in which he was appointed or appoint an auditor to act until the completion of one audit review or the completion of three audit reviews.

Dividends

63. Declaration of Dividends. The Board of Directors may from time to time declare and cause the Company to pay dividends, subject to the Companies Law and these Articles. Unless otherwise set forth in these Articles, the Board shall determine the time for payment of such dividends and the record date for determining the Shareholders entitled thereto.

64. Amount Payable by way of Dividends. In the event that dividends are declared, such dividends shall be distributed to the Shareholders entitled thereto subject to and in compliance with Article 6.

65. Payment in Specie. If so declared by the Board, a dividend declared in accordance with Article 63 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board in good faith.

66. Deductions from Dividends. Without limitation of Article 17.6, the Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter or transaction whatsoever.

67. Retention of Dividends. The Board may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

68. Mechanics of Payment. Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may – as determined by the Board in its sole discretion – be paid by check sent by registered mail to, or left at, the registered address of the Person entitled thereto or by transfer to a bank account specified by such Person (or, if two or more Persons are registered as joint holders of such share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such Persons or to his bank account), or to such Person and at such address as the Person entitled thereto may direct in writing. Every such check shall be made payable to the order of the Person to whom it is sent, or to such Person as the Person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

69. An Unclaimed Dividend. All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise used by the Board for the benefit of the Company until claimed. Any dividend unclaimed after a period of one (1) year (or such other period determined by the Board) from the record date of such dividend, and any such other moneys or assets unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company and the Shareholder that would otherwise be entitled to such dividends shall have no further rights or claims with respect to such forfeited dividends, moneys or assets; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a Person who would have been entitled thereto had the same not reverted to the Company.

70. Implementation of Powers under Articles. The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus shares, distributions referred to in this Article 70 or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board shall deem appropriate.

71. Precedence. In the event of a contradiction or uncertainty arising with respect to the application of Articles 63-70 and Article 6 above, the provisions of Article 6 shall supersede and prevail.

Insurance, Indemnification and Release of Office Holders

72. Insurance of Office Holders. The Company may, to the extent permitted by the Companies Law and to the maximum extent permitted under applicable law (including, the Securities Law and the Economic Competition Law), as applicable, enter into a contract for the insurance of the liability of an Office Holder of the Company, in respect of a liability imposed on him/her/it as a result of an act performed or an omission committed by such Office Holder in his/her/its capacity as an Office Holder of the Company, including, in respect of in any of the following:

72.1. a breach of his/her/its duty of care to the Company or to another Person;

72.2. a breach of his/her/its fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act or omission would not harm the interest of the Company;

72.3. a monetary liability imposed on him/her/it in favor of another Person;

72.4. any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P of the Economic Competition Law).

73. Indemnification of Office Holders

73.1. The Company may, to the extent permitted by the Companies Law, and to the maximum extent permitted under applicable law (including, the Israeli Securities Law and the Economic Competition Law), indemnify an Office Holder, retroactively, with respect to any liability or expense for which indemnification may be provided under the Companies Law, including any of the following liabilities and expenses imposed on, or incurred by such Office Holder in consequences of any act performed or omission committed by such Office Holder in his/her/its capacity as an Office Holder of the Company:

73.1.1. any financial liability imposed on such Office Holder in favor of another Person pursuant to a court judgment, including a judgment rendered in in the context of a settlement or an arbitrator's award which was approved by court; the term “Person” in this Article 73 shall include, without limitation, a natural Person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body; or

73.1.2. reasonable Litigation Expenses (as defined below) expended or incurred by such Office Holders as a result of an investigation or any proceeding instituted against the Office Holder by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Office Holder and without imposing on the Office Holder a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Office Holder but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction.

The terms (and any correlative meaning thereof) “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term “financial sanction” shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an Office Holder in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided; or

73.1.3. reasonable Litigation Expenses incurred by such Office Holder or charged to such Office Holder by a court, in a proceeding instituted against such Office Holder by the Company or on its behalf or by another Person, or in any criminal charge from which such Office Holder was acquitted or in which such Office Holder was convicted of an offence which does not require the proof of mens rea; or

73.1.4. any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P(b)(2) of the Economic Competition Law.

73.2. The Company may, to the maximum extent permitted under applicable law (including, the Companies Law, the Israeli Securities Law and the Economic Competition Law), undertake to indemnify an Office Holder, in advance, in respect of the following liabilities or expenses, imposed on such Office Holder or incurred by him in consequence of an act which he has performed by virtue of being an Office Holder:

73.2.1. As set forth in Article 73.1.1, provided that:

(a) the undertaking to indemnify is limited to such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(b) the undertaking to indemnify shall set forth such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

73.2.2. retroactively, in the case of any other sub-Articles 73.1.2 through 73.1.4.

74. Release of Office Holders. The Company may, subject to the Companies Law and to the maximum extent permitted under applicable law, release an Office Holder of the Company, in advance, from his/her/its liability, in whole or in part, for damages resulting from the breach of his/her/its duty of care towards the Company.

75. General

75.1. The provisions of Articles 72, 74 and 73 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any Person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or release from liability is not prohibited under applicable law.

75.2. Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Office Holder with respect to events or circumstances for which insurance, indemnification or release are not permitted under applicable law.

75.3. Any amendment of the Companies Law or other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or released pursuant to these Articles shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Winding Up

76. Winding Up. If the Company is wound up, then, subject to applicable law and to the rights of the Shareholders with preferential rights as set forth in Article 7 above, the assets of the Company available for distribution among the Shareholders in their capacity as such, shall, subject to applicable law and to the rights of the holders of shares with special rights as aforesaid, be distributed to the Shareholders entitled thereto, pro rata, based on the number of Ordinary Shares (on an as-converted basis) held by each such Shareholder.

Accounts

77. Books of Account. The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board may deem appropriate, and shall be available to inspection by any Director. No shareholder, in its capacity as such, shall have any right to inspect any accounts, books, records or other documents of the Company, except as conferred by law or as authorized by the Board or pursuant to any agreement between any Shareholder and the Company. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to Shareholders, without the foregoing derogating from any agreement between any Shareholder and the Company.

78. Audit. Without derogating from the requirements of any applicable law, at least once in every fiscal year the accounts of the Company shall be audited and the accuracy of the profit and loss account and balance sheet certified by a duly qualified auditor.

Rights of Signature

79. Rights of Signature. Without derogating from Article 8.2.2, the Board shall be entitled to authorize any Person or Persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature(s) of such Person(s) on behalf of the Company shall bind the Company insofar as such Person(s) acted and signed within the scope of his or their authority. The Board may determine different signatory rights in respect of different matters and in respect of different amounts.

Notices

80. Notices

80.1. Any written notice or other document permitted or required to be given in accordance with these Articles, may be served by the Company or by any Shareholder upon any Shareholder either personally or by sending it via facsimile or email, or by registered or certified mail (airmail if sent to a place outside Israel), postage prepaid, or by prepaid express courier service, or otherwise delivered by hand or by messenger, addressed to such Shareholder at its address, facsimile number or email address, as the case may be, as set forth in the Shareholder Register (or at such other address, facsimile number or email address as such Shareholder may have designated in writing to the Company in accordance with this Article 80.1 for the receipt of notices and other documents). Any such notice or other document shall be deemed to have been received by the applicable addressee upon the earlier of (a) the date of personal delivery (or refusal to receive); (b) on the Business Day of its transmission (or, if transmitted after normal business hours in the country of recipient – on the next Business Day following transmission) by facsimile (with electronic or other confirmation of delivery) or email (except where a notice is received stating that such an email has not been successfully delivered), if transmitted during normal business hours in the country of recipient (or on the next Business Day; (c) five (5) Business Days after deposit in local mail for registered or certified mail; or (d) one (1) Business Day after deposit with a return receipt overnight courier service. If a notice is, in fact, received by the addressee thereof, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 80.1.

80.2. Unless otherwise provided in these Articles, the provisions of Article 80.1 above shall also apply to any written notice or other document permitted or required to be given in accordance with these Articles (i) by the Company to any Director (addressed to such Director at his address, facsimile number or email address, as the case may be, as set forth in the Company’s director register or at such other address, facsimile number or email address as such Director may have designated in writing in accordance with this Article 80 for the receipt of notices and other documents) or (ii) by any Director or Shareholder to the Company (addressed to the corporate secretary (if there is such incumbent) or the Chief Executive Officer of the Company, at the registered office of the Company or at its facsimile number or email address, as the case may be).

80.3. All notices to be given to the Shareholders shall, with respect to any share held by Persons jointly, be given to whichever of such Persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

Excluded Opportunities

81. Excluded Opportunities. Subject to any confidentiality obligations and (if applicable) fiduciary duties of any Covered Persons (as defined below), the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not or was not an employee or consultant of the Company or any of its subsidiaries, or (ii) any holder of Ordinary Shares or Preferred Shares or any affiliate, partner, member, director, shareholder, employee, agent or other related person to any such holder, other than a person who is or was an employee or consultant of the Company or any of its subsidiaries (collectively, the “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession or knowledge of, a Covered Person in such Covered Person’s capacity as a director or a shareholder of the Company.

General

82. These Articles hereby amend, restate and supersede in their entirety any previously adopted Articles of Association of the Company, and any such previous Articles of Association are hereby terminated and of no further force and effect.

83. In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies (regardless of whether or not such Hebrew version contains signatures of shareholders), then such a Hebrew version shall be considered solely a convenience translation, and in the event of any contradiction or inconsistency between the English version and the Hebrew version, the English version shall prevail and the Hebrew version shall be disregarded and have no binding effect nor impact on the interpretation of these Articles as among the Company, its Shareholders and, to the extent permitted by applicable law, any third party.

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